Exhibit 10.1

CREDIT AGREEMENT

among

DTS, INC.,
as Borrower

the Lenders hereunder from time to time

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Agent, Swingline Lender and Fronting Bank

September 29, 2014

i

(continued)

(continued)

(continued)

(continued)

v

INDEX OF EXHIBITS AND SCHEDULES

Exhibit A	Form of Commitment Assignment and Acceptance
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Notice of Borrowing
Exhibit D	Request for Conversion/Continuation

Schedule 1.1	Schedule of Documents
Schedule 2.1	Commitments; Lenders; Pro Rata Shares
Schedule 5.2	Location of Offices, Collateral and Books and Records
Schedule 5.5	Subsidiaries
Schedule 5.9	Intellectual Property
Schedule 5.10	Litigation
Schedule 5.17	Hazardous Materials
Schedule 5.19	Insurance
Schedule 6.16	Post-Closing
Schedule 7.7	Existing Liens
Schedule 7.8	Existing Indebtedness
Schedule 7.10	Existing Investments

i

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (“Agreement”), is entered into as of September 29, 2014, between DTS, INC., a Delaware corporation (“Borrower”), the lenders hereunder from time to time, as Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent, effective as of the Closing Date, with reference to the following facts:

RECITALS

A.                                    Borrower has requested that the Lenders provide Borrower with a term loan and a revolving line of credit, to be used by Borrower for refinancing existing indebtedness, working capital needs and general corporate purposes (including capital expenditures, acquisitions, dividends and stock repurchases).

B.                                    Lenders are willing to extend such financial accommodations to Borrower, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

1.                                     DEFINITIONS AND ACCOUNTING TERMS

1.1                               Defined Terms. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Acquisition” means any transaction, or any series of related transactions, consummated after the Closing Date, by which Borrower and/or any of its Subsidiaries directly or indirectly (a) acquires any ongoing business or all or substantially all of the assets of any Person engaged in any ongoing business, whether through purchase of assets, merger or otherwise, (b) acquires control of securities of a Person engaged in an ongoing business representing more than 50% of the ordinary voting power for the election of directors or other governing position if the business affairs of such Person are managed by a board of directors or other governing body or (c) acquires control of more than 50% of the ownership interest in any partnership, joint venture, limited liability company, business trust or other Person engaged in an ongoing business that is not managed by a board of directors or other governing body.

“Adjusted EBITDA” means, with respect to any fiscal period, the sum of (a) Net Income for that period, plus (b) any non-Cash non-operating, non-recurring loss or charge reflected in such Net Income in an aggregate amount not to exceed $10,000,000 for such fiscal period plus (c) any Cash non-operating, non-recurring loss or charge reflected in such Net Income in an aggregate amount not to exceed $2,500,000 for such fiscal period, minus (d) any non-operating, non-recurring gain or income reflected in such Net Income, plus (e) Interest Expense of Borrower and its Subsidiaries for that period, plus (f) the aggregate amount of federal, foreign and state tax expense on or measured by income of Borrower and its Subsidiaries for that period (whether or not payable during that period), minus (g) the aggregate amount of federal and state credits against taxes on or measured by income of such Borrower and its Subsidiaries for that period (whether or not usable during that period)], plus (h) depreciation, amortization and all other non-Cash operating expenses of Borrower and its Subsidiaries for that period, plus (i) non-

Cash stock compensation expenses, plus (j) expenses directly incurred in connection with the consummation of any Permitted Acquisition (whether or not consummated) or any other Acquisition to which the Required Lenders have consented, limited to amounts that are agreed upon by Agent and Borrower, in each case as determined on a consolidated basis in accordance with GAAP, consistently applied. Pro forma credit shall be given for EBITDA of a Person acquired by Borrower or any of its Subsidiaries as if such Person was owned on the first day of the applicable period, and companies (or identifiable business units or divisions) sold, transferred or otherwise disposed of during any period will be treated as if not owned during the entire applicable period (with any add backs to be agreed to in writing by Borrower and Agent).

“Affiliate” means, with respect to any Person, another Person (i) that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with such Person; (ii) that beneficially owns or holds 10% or more of any class of the outstanding voting securities of such Person; or (iii) 10% or more of any class of the outstanding voting securities of which is beneficially owned or held by such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agent” means Wells Fargo Bank, National Association, when acting in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Agent’s Office” means the Agent’s address as set forth in Section 12.7.1, or such other address as the Agent hereafter may designate by written notice to Borrower and the Lenders.

“Agreement” means this Credit Agreement, as the same may, from time to time, be amended, supplemented, modified or restated.

“Applicable Law” means, in respect of any Person, all provisions of constitutions, statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person, and all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it or its properties are bound.

“Applicable LIBOR Margin” means 1.0%.

“Applicable LIBOR Rate” means a rate equal to the LIBOR Basis plus the Applicable LIBOR Margin.

“Authorized Party” means each Person identified in Section 3.12.

“Authorized Signatory” means (i) with respect to any Compliance Certificates delivered to Agent hereunder, (a) the chief executive officer, (b) the president, (c) the chief financial officer, (d) the vice president-finance and accounting or (e) the treasurer, in each case of Borrower, and (ii) with respect to all other documents required to be executed by Borrower and delivered to Agent and/or Lenders hereunder, each of the foregoing persons or such other senior personnel of Borrower as may be duly authorized and designated in writing by Borrower to execute documents, agreements, and instruments on behalf of Borrower and to pledge Borrower’s real and personal property.

“Bank Products Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer, and other cash management or depository arrangements entered into between Borrower and any Lender or an Affiliate of any Lender.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. Sections 101 et seq.), as amended from time to time.

“Base Rate” means, at any time, the higher of (i) the rate of interest most recently announced by Agent as its Prime Rate or (ii) the Federal Funds Rate plus one-half of one percent (0.50%).

“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close, and in reference to LIBOR Loans means a Business Day that is also a day on which banks in the city of London are open for interbank or foreign exchange transactions.

“BVI Sub” means DTS (BVI) Limited, a company incorporated in the British Virgin Islands.

“Capital Expenditure” means any expenditure by Borrower or any of its Subsidiaries for or related to fixed assets that is treated as a capital expenditure under GAAP, including any amount which is required to be treated as an asset subject to a Capital Lease Obligation. The amount of Capital Expenditures in respect of fixed assets purchased or constructed by Borrower or any of its Subsidiaries in any fiscal period shall be net of any casualty insurance proceeds received during such fiscal period by such Borrower or such Subsidiary for casualties to fixed assets and applied to the repair or replacement thereof.

“Capital Lease Obligations” means all monetary obligations of a Person under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

“Cash” means, when used in connection with any Person, all monetary and non-monetary items owned by that Person that are treated as cash in accordance with GAAP, consistently applied.

“Cash Equivalents” means, when used in connection with any Person, that Person’s Investments in:

(a)                                 Government Securities due within one year after the date of the making of the Investment;

(b)                                 readily marketable direct obligations of any State of the United States of America or any political subdivision of any such State or any public agency or instrumentality thereof given on the date of such Investment a credit rating of at least Aa by Moody’s Investors Service, Inc. or AA by Standard & Poor’s Rating Group (a division of McGraw Hill, Inc.), in each case due within one year from the making of the Investment;

(c)                                  certificates of deposit or time deposits issued by, bank deposits in, Eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by Lender or any bank incorporated under the Applicable Law of the United States of America, any State thereof or the District of Columbia and having on the date of such Investment combined capital, surplus and undivided profits of at least $250,000,000, or total assets of at least $5,000,000,000, in each case due within one year after the date of the making of the Investment;

(d)                                 certificates of deposit issued by, bank deposits in, Eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by Lender or any branch or office located in the United States of America of a bank incorporated under the Applicable Law of any jurisdiction outside the United States of America having on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000, or total assets of at least $15,000,000,000, in each case due within one year after the date of the making of the Investment;

(e)                                  repurchase agreements covering Government Securities executed by a broker or dealer registered under Section 15(b) of the Securities Exchange Act of 1934, as amended, having on the date of the Investment capital of at least $50,000,000, due within ninety (90) days after the date of the making of the Investment; provided that the maker of the Investment receives written confirmation of the transfer to it of record ownership of the Government Securities on the books of a” primary dealer” in such Government Securities or on the books of such registered broker or dealer, as soon as practicable after the making of the Investment;

(f)                                   readily marketable commercial paper or other debt securities issued by corporations doing business in and incorporated under the Applicable Law of the United States of America or any State thereof or of any corporation that is the holding company for a bank described in clause (c) or (d) above given on the date of such Investment a credit rating of at least P 1 by Moody’s Investors Service, Inc. or A 1 by Standard & Poor’s Rating Group (a division of McGraw Hill, Inc.), in each case due within one year after the date of the making of the Investment;

(g)                                  a readily redeemable “money market mutual fund” sponsored by a bank described in clause (c) or (d) hereof, or a registered broker or dealer described in clause (e) hereof, that has and maintains an investment policy limiting its investments primarily to instruments of the types described in clauses (a) through (f) hereof and given on the date of such Investment a credit rating of at least Aa by Moody’s Investors Service, Inc. and AA by Standard & Poor’s Rating Group (a division of McGraw Hill, Inc.); and

(h)                                 corporate notes or bonds having an original term to maturity of not more than one year issued by a corporation incorporated under the Applicable Law of the United States of America or any State thereof, or a participation interest therein; provided that (i) notes or bonds issued by such corporation is given on the date of such Investment a credit rating of at least Aa by Moody’s Investors Service, Inc. and AA by Standard & Poor’s Rating Group (a division of McGraw Hill, Inc.), (ii) the amount of all such Investments issued by the same issuer does not exceed $5,000,000 and (iii) the aggregate amount of all such Investments does not exceed $15,000,000.

“Change in Control” means (a) any transaction or series of related transactions in which any Person or two or more Persons acting in concert acquire beneficial ownership (within the meaning of Rule 13d 3(a)(1) under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the ownership interests in Borrower, (b) Borrower consolidates with or merges into another Person or conveys, transfers or leases its properties and assets substantially as an entirety to any Person or any Person consolidates with or merges into Borrower, in either event pursuant to a transaction in which the ownership interests in Borrower are changed into or exchanged for Cash, securities or other Property, with the effect that any Person becomes the beneficial owner, directly or indirectly, of 50% or more of ownership interests in Borrower, or (c) a “change in control” (or any similar term) as defined in any document governing Material Indebtedness of Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” means all Federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to PBGC at the time due and payable), levies, assessments, charges, liens, and all additional charges, interest, penalties, expenses, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of Borrower, (d) the ownership or use of any assets by Borrower, or (e) any other aspect of Borrower’s business.

“Claim” means any and all: suits, actions, or proceedings in any court or forum, at law, in equity or otherwise; costs, fines, deficiencies, or penalties; asserted claims or demands by any Person; arbitration demands, proceedings or awards; damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of collection, defense or appeal); enforcement of rights and remedies; or criminal, civil or regulatory investigations.

“Closing Date” means the time and Business Day on which the conditions set forth in Section 4.1 are satisfied or waived.

“Collateral” means all of the collateral covered by the Collateral Documents.

“Collateral Assignment” means that certain Collateral Assignment executed by Borrower in favor of Agent and acknowledged by DLL.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement (BVI Sub), the Collateral Assignment, each Control Agreement, UCC financing statements, and such other agreements, instruments and documents as Agent may reasonably require pursuant to this Agreement to grant or perfect a security interest or Lien in Collateral.

“Commitment Assignment and Acceptance” means a Commitment Assignment and Acceptance substantially in the form of Exhibit A.

“Commitments” means, collectively, the Revolving Commitment and the Term Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a Compliance Certificate in the form attached hereto as Exhibit B signed by an Authorized Signatory.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contract” means, individually and collectively, all contracts, leases, undertakings, and agreements (other than rights evidenced by chattel paper, documents or instruments) in or under which any Person may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any account.

“Contractual Obligation” means, as to any Person, any provision of any outstanding security issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its property is bound.

“Control Agreement” means a deposit account control agreement or an investment account control agreement executed and delivered by Borrower or any Domestic Subsidiary, a depositary bank or securities intermediary, and Agent.

“Debtor Relief Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Default” means any event which, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” means (i) for all then outstanding and any future Base Rate Loans, a per annum default rate equal to the Base Rate plus two percent (2.0%), and (ii) for all then outstanding LIBOR Loans, a per annum default rate equal to the Applicable LIBOR Rate plus two percent (2.0%), which Default Rate with respect to any LIBOR Loans shall be in effect until the end of the LIBOR Loan Period, at which time (provided an Event of Default is then continuing) any such LIBOR Loan(s) shall automatically convert to Base Rate Loan(s) and accrue interest at the Default Rate set forth herein for Base Rate Loans.

“Defaulting Lender” means, subject to Section 3.15, any Lender that (a) has failed to (i) fund all or any portion of the Revolving Loans, the Term Loans, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within two Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay Agent, Fronting Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified Borrower, Agent, Fronting Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Agent or Borrower, to confirm in writing to Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.15) upon delivery of written notice of such determination to Borrower, Fronting Bank, the Swingline Lender and each Lender.

“Deposit Amount” means, as of each Quarterly Payment Date, the average aggregate daily balance of Cash and Cash Equivalents on deposit in one or more accounts maintained by Borrower or any Guarantor with Wells Fargo Bank, National Association during the preceding Fiscal Quarter; provided that, as of October 1, 2014, the preceding Fiscal Quarter shall be deemed to have started on the Closing Date.

“Direct Deposit Account” means the deposit account maintained by Borrower with Agent, as from time to time designated by Borrower by written notification to Agent.

“Distribution” means, with respect to any Stock issued by a Person, (a) the retirement, redemption, purchase or other acquisition for Cash or for Property by such Person of any such

Stock, (b) the declaration or (without duplication) payment by such Person of any dividend in Cash or in Property on or with respect to any such Stock, (c) any Investment by such Person in the holder of 5% or more of any such Stock if a purpose of such Investment is to avoid characterization of the transaction as a Distribution and (d) any other payment in Cash or Property by such Person constituting a distribution under Applicable Law with respect to such Stock.

“DLL” means DTS Licensing Limited, a company organized under the laws of the Republic of Ireland.

“Dollars” or “$” means lawful currency of the United States.

“Domestic Subsidiary” means each direct or indirect Subsidiary of Borrower which is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“DTS LLC” means DTS LLC, a Delaware limited liability company.

“Eligible Assignee” means (a) another Lender (but not a Defaulting Lender), (b) with respect to any Lender, any Affiliate of that Lender, (c) any commercial bank having total assets of $1,000,000,000 or more, (d) any (i) savings bank, savings and loan association or similar financial institution or (ii) insurance company engaged in the business of writing insurance which, in either case (A) has total assets of $1,000,000,000 or more, (B) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement and (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank and (e) any other financial institution (including a mutual fund or other fund) having total assets of $1,000,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (d) above; provided that each Eligible Assignee must either (aa) be organized under the laws of the United States of America, any State thereof or the District of Columbia or (bb) be organized under the laws of the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, and (i) act hereunder through a branch, agency or funding office located in the United States of America and (ii) be exempt from withholding of tax on interest and deliver the documents related thereto pursuant to Section 12.17.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liabilities and Costs” means all liabilities, obligations, responsibilities, remedial actions, removal costs, losses, damages, costs and expenses that relate to any health or safety condition regulated under any Environmental Law or in connection with any other environmental matter or Release, threatened Release, or the presence of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is a member of a “controlled group of corporations,” a group of trades or businesses under “common control,” or an “affiliated service group,” which includes Borrower within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986.

“Event of Default” means any of the events specified in Section 9.1.

“Excluded Interest Rate Protection Agreement Obligation” means, with respect to any Guarantor, any guarantee of any Swap Obligations under an Interest Rate Protection Agreement if, and only to the extent that and for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation under an Interest Rate Protection Agreement (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation under an Interest Rate Protection Agreement.  If a Swap Obligation under an Interest Rate Protection Agreement arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation under an Interest Rate Protection Agreement that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 14.6) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 14.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 12.17 and (d) any United States federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Loan Agreement, dated as of July 18, 2012, among Borrower, the lenders thereunder from time to time, and Union Bank, N.A., as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by the Agent.

“Fee Letter” means the separate fee letter agreement, dated as of the date hereof, between Borrower and Agent.

“Financial Statements” means the income statement, balance sheet and statement of cash flows of Borrower and its Subsidiaries, internally prepared for each Fiscal Quarter, and audited for each Fiscal Year, in each case prepared in accordance with GAAP including the notes and schedules thereto.

“Fiscal Quarter” means any of the quarterly accounting periods of Borrower, specifically ending March 31, June 30, September 30, and December 31 of each year.

“Fiscal Year” means the twelve (12) month fiscal period of Borrower ending December 31 of each year. Subsequent changes of the Fiscal Year of Borrower shall not change the term “Fiscal Year” unless Agent shall consent in writing to such change.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means each direct or indirect Subsidiary of Borrower which is organized in a jurisdiction other than the United States of America or any state thereof.

“Fronting Bank” means Wells Fargo Bank, National Association together with its successors and assigns.

“Funded Debt” means all Indebtedness (including, for the avoidance of doubt, the undrawn amount of all issued and outstanding letters of credit of Borrower and its Subsidiaries) minus any Indebtedness permitted by Section 7.8.10.

“Funded Debt to Adjusted EBITDA Ratio” means, as of any date of determination, the ratio of Funded Debt on such date to Adjusted EBITDA for the twelve (12) month period ending on such date.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governmental Authority” means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body or (c) any court or administrative tribunal of competent jurisdiction.

“Government Securities” means readily marketable (a) direct full faith and credit obligations of the United States of America or obligations guaranteed by the full faith and credit of the United States of America and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States of America that are generally considered in the securities industry to be implicit obligations of the United States of America.

“Guarantor” means each of DTS Washington, LLC, a Delaware limited liability company, Phorus, Inc., a Delaware corporation, DTS LLC, a Delaware limited liability company, and any other Person who becomes a party to the Guaranty in accordance with Section 6.10; provided, that no Immaterial Subsidiary shall be a “Guarantor”.

“Guaranty” means that certain Guaranty executed by each Guarantor in favor of Agent and the Lenders.

“Guaranty Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person (a) to purchase or repurchase any such primary obligation, (b) to advance or supply funds (1) for the purchase or payment of any such primary obligation, or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to indemnify the owner of such primary obligation against loss in respect thereof; provided that the term shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any “Guaranty Obligations” at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligations is made, and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligations; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Hazardous Material” means any substance, material or waste, the generation, handling, storage, treatment or disposal of which is regulated by any Governmental Authority, or forms the basis of liability now or hereafter under, any Environmental Law in any jurisdiction in which Borrower has owned, leased, or operated real property or disposed of hazardous materials.

“Immaterial Subsidiary” means Manzanita Systems, LLC, a California limited liability company, and any other Subsidiary agreed to in writing by the Administrative Agent prior to the Closing Date.

“Indebtedness” means, without duplication: (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (including reimbursement and all other obligations with respect to letters of credit and bankers’ acceptances, whether or not matured), excluding (i) trade and other account payables in the ordinary course of business not past due for more than 60 days after the date on which such account was created, (ii) the amount due for goods or services purchased from trade vendors and other suppliers through the use of a commercial credit card purchase card; and (iii) surety bonds; (b) all obligations evidenced by notes, bonds, debentures or similar instruments; (c) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all Capital Lease Obligations; (e) all Guaranty Obligations; (f) all Indebtedness referred to in clauses (a), (b), (c), (d) or (e) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; (g) the Obligations; (h) all “Unfunded Pension Liabilities” (defined as the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code of 1986 for the applicable plan year); (i) all obligations under Interest Rate Protection Agreements as calculated under FASB 133 or other pronouncements under GAAP; and (j) all obligations with respect to deposits or maintenance reserves to the extent not supported by Cash reserved specifically therefor.

“Indemnified Person” means Agent, Fronting Bank and each Lender and each of their respective Affiliates, partners, directors, officers, employees, attorneys, agents, trustees, administrators, managers, advisors and representatives.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Intellectual Property” means all of the following now owned or hereafter acquired by Borrower or any of its Subsidiaries (or that Borrower or any of its Subsidiaries now or hereafter has a right to license): (a) patents, trademarks, trade dress, trade names, service marks, copyrights, trade secrets and all other intellectual property or licenses thereof; and (b) all Proceeds of the foregoing.

“Intercompany Note” means a promissory note evidencing any Indebtedness of a Subsidiary or Affiliate to Borrower.

“Interest Expense” means, with respect to any fiscal period, the consolidated interest expense of Borrower and its Subsidiaries for that period, determined in accordance with GAAP, consistently applied.

“Interest Rate Protection Agreement” means an ISDA Master Agreement or other written agreement between Borrower and any Lender or an Affiliate of any Lender providing for “swap”, “cap”, “collar” or other interest rate protection with respect to any Indebtedness.

“Investment” means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of stock or other securities of any other Person or by means of a loan, advance creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person, including any partnership and joint venture interests of such Person. The amount of any Investment shall be the amount actually invested (minus any return of capital with respect to such Investment which has actually been received in Cash or has been converted into Cash), without adjustment for subsequent increases or decreases in the value of such Investment.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 2.8.5.

“L/C Participants” means, with respect to any Letter of Credit, the collective reference to all the Lenders other than Fronting Bank.

“L/C Sublimit” means $1,000,000.

“Lender” means each Lender named in Schedule 2.1 and each other party that may be named a “Lender” under this Agreement.

“Letter of Credit” means an irrevocable standby letter of credit or a commercial letter of credit issued by Fronting Bank for the account of Borrower pursuant to Section 2.8.

“Letter of Credit Agreement” has the meaning set forth in Section 2.8.2.

“Letter of Credit Application” means an application, in the form specified by Fronting Lender from time to time, requesting Fronting Lender to issue a Letter of Credit.

“LIBOR” means, for any interest rate calculation with respect to a LIBOR Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable LIBOR Loan Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable LIBOR Loan Period.  If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then “LIBOR” shall be determined by Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to Agent at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable LIBOR Loan Period for a period equal to such LIBOR Loan

Period.  Each calculation by Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Basis” means a per annum interest rate equal to the quotient of (a) LIBOR divided by (b) one minus the LIBOR Reserve Percentage, stated as a decimal. The LIBOR Basis shall be rounded upward to the nearest one-hundredth of one percent (1/100%) and, once determined, shall remain unchanged during the applicable LIBOR Loan Period, except for changes to reflect adjustments in the LIBOR Reserve Percentage.

“LIBOR Loan” means a Loan that bears interest at a rate based on the LIBOR Basis.

“LIBOR Loan Period” means, for each LIBOR Loan, each one, three or six month period (or such other longer or shorter period as approved by the relevant Lenders), as selected by Borrower pursuant to Section 2.2, during which LIBOR applicable to such LIBOR Loan shall remain unchanged; provided, that (a) any applicable LIBOR Loan Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such LIBOR Loan Period shall end on the immediately preceding Business Day, (b) any applicable LIBOR Loan Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such LIBOR Loan Period is to end shall (subject to clause (a) above) end on the last day of such calendar month, and (c) no LIBOR Loan Period shall extend beyond the Maturity Date.

“LIBOR Reserve Percentage” means, for any day, the percentage (if any) in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) as the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) applicable with respect to eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City. The LIBOR Basis for any LIBOR Loan shall be adjusted as of the effective date of any change in the LIBOR Reserve Percentage.

“License” means (a) any license granted by Borrower or any Subsidiary under any written agreement granting any right, title or interest in, to or under any Intellectual Property or (b) any other license of rights or interests now held or hereafter acquired by Borrower or such Subsidiary.

“Lien” means, with respect to any property, any security deed, mortgage, deed to secure debt, deed of trust, lien, pledge, assignment, charge, security interest, title retention agreement, negative pledge, levy, execution, seizure, attachment, garnishment, legal or equitable right, title or interest of another Person, option or other encumbrance of any kind in respect of such property, whether or not choate, vested, or perfected.

“Liquidity Amount” means the aggregate amount of Cash and Cash Equivalents of Borrower and its Subsidiaries on deposit in deposit accounts or investment accounts maintained with depositary banks and other financial institutions located both in the United States and outside of the United States.

“Loan” means all loans and advances made by Lenders to or for the benefit of Borrower under this Agreement, including but not limited to the Revolving Loans and the Term Loans.

“Loan Documents” means collectively, this Agreement, the Notes, the Guaranty, the Collateral Documents, each Letter of Credit Application and Letter of Credit Agreement, the Fee Letter and any and all other agreements, documents, or instruments (including financing statements) entered into in connection with the transactions contemplated by this Agreement, together with all alterations, amendments, changes, extensions, modifications, refinancings, refundings, renewals, replacements, restatements, or supplements, of or to any of the foregoing.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, assets, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, (b) the ability of Borrower or any Guarantor to pay or perform any of its Obligations in accordance with the terms of any of the Loan Documents, (c) the rights and remedies of Agent or any Lender under any of the Loan Documents or (d) the legality, validity, binding effect or enforceability against Borrower or any Guarantor of any Loan Document to which such Person is a party.

“Material Indebtedness” means any Indebtedness (other than the Obligations) of Borrower or any of its Subsidiaries in a principal amount exceeding $5,000,000.

“Maturity Date” means the earliest to occur of (a) September 29, 2017, (b) the date on which the Obligations are accelerated or the obligation of the Lenders to make further Loans is terminated under Section 9.2 and (c) solely in respect of Revolving Loans, the date on which the Revolving Commitment is terminated in whole under Section 3.1.4(b).

“Negative Pledge” means a Contractual Obligation which contains a covenant binding on Borrower or any of its Subsidiaries that prohibits Liens on any of its Property, other than (a) any such covenant contained in a Contractual Obligation granting or relating to a particular Lien which affects only the Property that is the subject of such Lien and (b) any such covenant that does not apply to Liens securing the Obligations.

“Net Income” means, with respect to any fiscal period, the consolidated net income (or loss) of Borrower and its Subsidiaries for that period, determined in accordance with GAAP, consistently applied.

“Note” means individually or collectively those certain promissory notes evidencing the Loans made pursuant to this Agreement, including but not limited to the Term Notes, the Revolving Notes and the Swingline Note.

“Notice of Borrowing” means a written request for a Loan substantially in the form of Exhibit C signed by an Authorized Signatory of Borrower and properly completed to provide all information required to be included therein.

“Obligations” means all loans, advances, debts, expense reimbursements, fees, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or amounts are liquidated or determinable) owing by Borrower or any Guarantor to any of the Lenders, Fronting Bank or Agent of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under this Agreement or in connection with any of the other Loan Documents (including Interest Rate Protection Agreements and Bank Products Agreements, provided that Obligations of any Guarantor shall not include any Excluded Interest Rate Protection Agreement Obligations of such Guarantor), and all covenants and duties regarding such amounts. This term includes all principal, interest (including interest which accrues after the commencement of any case or proceeding in bankruptcy, or for the reorganization of Borrower), fees, Charges, expenses, reasonable attorneys’ fees and any other sum chargeable to Borrower or any Guarantor under this Agreement or any of the other Loan Documents, and all principal and interest due in respect of the Loans.

“Party” means any Person which now or hereafter is a party to any of the Loan Documents.

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended and supplemented from time to time).

“Payment Date” means (i) for LIBOR Loan Periods of one or three months, the last day of the LIBOR Loan Period for such LIBOR Loan and (ii) for six and twelve month LIBOR Loan Periods, each three-month anniversary as customarily determined for a six or twelve month LIBOR Loan and the last day of the LIBOR Loan Period for such LIBOR Loan.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to Title IV of ERISA and is maintained by Borrower or to which Borrower contributes or has an obligation to contribute.

“Permitted Acquisition” means any Acquisition by Borrower or any Subsidiary if each of the following conditions are met:

(a)                                 no Default or Event of Default then exists or would result therefrom;

(b)                                 after giving pro forma effect to such Acquisition and any Indebtedness incurred in connection therewith, as of the proposed closing date of such Acquisition, (1) Borrower is in compliance with all financial covenants set forth in Section 6.12, (2) the Funded Debt to Adjusted EBITDA Ratio does not exceed 1.25 to 1.00 and (3) Borrower and its Subsidiaries, taken as a whole, are Solvent;

(c)                                  the Person to be acquired is engaged in the business conducted by the Borrower and the Subsidiaries on the Closing Date or in a similar business;

(d)                                 Borrower has provided Agent with written notice of the proposed Acquisition at least 10 Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the then current acquisition agreement and other material documents relative to the proposed Acquisition, provided that Borrower shall provide Agent with the true, correct, and complete copies of the acquisition agreement and other material documents no later than 30 days following the closing date of such proposed Acquisition;

(e)                                  the board of directors or other similar governing body of the Person to be acquired has not indicated publicly its opposition to the consummation of such Acquisition; and

(f)                                   unless otherwise consented to by the Required Lenders, the aggregate consideration paid or to be paid (whether Cash, notes, Stock, or assumption of debt or otherwise) by the Borrower and/or its Subsidiaries in any one such Acquisition does not exceed $50,000,000.

“Permitted Indebtedness” has the meaning set forth in Section 7.8.

“Permitted Liens” has the meaning set forth in Section 7.7.

“Person” means any individual or entity, including a trustee, sole proprietorship, partnership, limited partnership, limited liability partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” means, with respect to Borrower or any of its Affiliates, at any time, an employee benefit plan, as defined in Section 3(3) of ERISA, which Borrower or any of its Affiliates maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Pledge Agreement (BVI Sub)” means that certain Share Charge, governed by the laws of the British Virgin Islands, among Borrower, Agent and BVI Sub, with respect to the charge by Borrower of 65%  of the issued and outstanding shares of BVI Sub.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Agent as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs.  The parties hereto acknowledge that the rate announced publicly by the Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Pro Rata Share” means, with respect to each Lender, the percentage of the Term Commitment or the Revolving Commitment, as applicable, set forth opposite the name of that Lender on Schedule 2.1. Any Lender’s Pro Rata Share with respect to Swingline Loans or Letters of Credit shall be the same as its Pro Rata Share of the Revolving Commitment.

“Proceeds” means “proceeds,” as such term is defined in the UCC and, in any event, shall include: (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Borrower or any Subsidiary from time to time with respect to any Collateral; (b) any and all payments (in any form whatsoever) made or due and payable to Borrower or any Subsidiary from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of any Collateral by any governmental body, authority, bureau or agency (or any Person acting under color of Governmental Authority); (c) any claim of Borrower or any Subsidiary against third parties for past, present or future infringement or dilution of any Intellectual Property or for injury to the goodwill associated with any Intellectual Property; (d) any recoveries by Borrower or any Subsidiary against third parties with respect to any litigation or dispute concerning any Collateral; and (e) any and all other amounts from time to time paid or payable under or in connection with any Collateral, upon disposition or otherwise.

“Property” means any real property or personal property (including Intellectual Property) owned, leased or operated by Borrower or any Subsidiary.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation under an Interest Rate Protection Agreement, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation under an Interest Rate Protection Agreement or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quarterly Payment Date” means each January 2, April 1, July 1 and October 1, commencing with January 2, 2015.

“Recipient” means (a) Agent, (b) any Lender and (c) Fronting Bank, as applicable.

“Regulation U” means Regulation U, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

“Regulation X” means Regulation X, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

“Reimbursement Obligation” means the obligation of Borrower to reimburse Fronting Bank pursuant to Section 2.8.5 for amounts drawn under Letters of Credit issued by Fronting Bank.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means, as to Borrower or any Subsidiary, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials in the indoor or outdoor environment, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water or property.

“Request for Conversion/Continuation” has the meaning set forth in Section 2.4.4.

“Required Lenders” means (a) all Lenders, with respect to those decisions requiring unanimous consent of all Lenders as set forth in Section 12.16 or where there are two (2) or fewer Lenders, (b) all affected Lenders, with respect to those decisions requiring consent of all affected Lenders as set forth in Section 12.16 and (c) with respect to all other decisions required of the Lenders hereunder, those Lenders holding in the aggregate 50.1% or more of the sum of (i) the unused Commitments, (ii) the aggregate outstanding principal amount of Revolving Loans and participations in Letters of Credit and (iii) the aggregate outstanding principal amount of Term Loans; provided that at any time any Lender is a Defaulting Lender, such Defaulting Lender shall be excluded in determining “Required Lenders”.

“Revolving Availability” means, at any time, an amount equal to the Revolving Commitment then in effect less the Revolving Outstandings.

“Revolving Commitment” means Twenty-Five Million Dollars ($25,000,000), as increased or decreased in accordance with the terms hereof. The respective Pro Rata Shares of the Lenders with respect to the Revolving Commitment are set forth in Schedule 2.1.

“Revolving Loan” means a loan made by the Lenders to Borrower pursuant to Section 2.1.1.

“Revolving Note” means each promissory note executed and delivered by Borrower to any Lender in the principal amount of its Pro Rata Share of the Revolving Commitment, dated as of the Closing Date, together with any other notes subsequently executed and delivered by Borrower to any Lender evidencing at any time any portion of the Revolving Loans.

“Revolving Outstandings” means (a) the aggregate outstanding principal amount of all outstanding Revolving Loans plus (b) the aggregate outstanding amount of all L/C Obligations plus (c) the aggregate outstanding principal amount of all outstanding Swingline Loans.

“Schedule of Documents” means the schedule listing certain documents and information to be delivered in connection with this Agreement and the other Loan Documents and the transactions contemplated hereunder and thereunder, in the form of Schedule 1.1.

“Security Agreement” means that certain Security Agreement executed by Borrower and the Guarantors in favor of Agent.

“SEC” means the U.S. Securities and Exchange Commission.

“Solvent” means, with respect to any Person, that the aggregate present fair saleable value of such Person’s assets is in excess of the total amount of its probable liabilities on its existing debts as they become absolute and matured, such Person has not incurred debts beyond its foreseeable ability to pay such debts as they mature, and such Person has capital adequate to conduct the business it is presently engaged in or is about to engage in.

“Stock” means all certificated and uncertificated shares, options, warrants, general or limited partnership interests, participation or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock, or any other “equity security”(as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Subordinated Debt” means any Indebtedness of Borrower that (a) does not have any scheduled principal payment, mandatory principal prepayment or sinking fund payment due prior to the date that is one year after the Termination Date, (b) is not secured by any Lien on any Property of Borrower or any of its Subsidiaries, (c) is not guaranteed by any Subsidiary of Borrower unless such Subsidiary is party to the Guaranty and such guaranty of such Indebtedness is subordinated to the Guaranty, (d) is subordinated in right of payment to the Obligations in a manner reasonably satisfactory to the Required Lenders and contains such other protective terms with respect to senior debt (such as amount, maturity, amortization, interest rate, covenants, defaults, remedies, payment blockage and terms of subordination) as the Required Lenders may reasonably require, (e) is subject to such financial and other covenants and events of defaults as may be reasonably acceptable to Agent and Required Lenders and (f) is subject to customary interest blockage and delayed acceleration provisions as may be reasonably acceptable to Agent and Required Lenders.

“Subsidiary” means, as of any date of determination and with respect to any Person, any corporation, limited liability company or partnership (whether or not, in any case, characterized as such or as a “joint venture”), whether now existing or hereafter organized or acquired: (a) in the case of a corporation or limited liability company, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership, of which a majority of the partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries. Unless otherwise specified, all references to Subsidiaries mean Subsidiaries of Borrower.

“Swap Obligations” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” means the Swingline Lender’s obligation to make Swingline Loans pursuant to Section 2.9 in an amount up to, but not exceeding, Five Million Dollars ($5,000,000.00), as such amount may be reduced from time to time in accordance with the terms hereof.

“Swingline Lender” means Wells Fargo Bank, National Association, together with its successors and assigns.

“Swingline Loan” means a loan made by the Swingline Lender to Borrower pursuant to Section 2.9.

“Swingline Maturity Date” means, with respect to any Swingline Loan, the date which is ten (10) Business Days after such loan is made.

“Swingline Note” means the promissory note of Borrower payable to the order of the Swingline Lender in a principal amount equal to the amount of the Swingline Commitment.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Term Commitment” means Twenty-Five Million Dollars ($25,000,000), as increased or decreased in accordance with the terms hereof. The respective Pro Rata Shares of the Lenders with respect to the Term Commitment are set forth in Schedule 2.1.

“Term Loan” means a loan made by the Lenders to Borrower pursuant to Section 2.1.2.

“Term Note” means each promissory note executed and delivered by Borrower to any Lender in the principal amount of its Pro Rata Share of the Term Commitment, dated as of the Closing Date, together with any other notes subsequently executed and delivered by Borrower to any Lender evidencing at any time any portion of the Term Loans.

“Termination Date” means the date on which the Loans and all other Obligations under this Agreement and the other Loan Documents are indefeasibly paid in full, in Cash, and Borrower shall have no further right to borrow any moneys or obtain other credit extensions or financial accommodations under this Agreement.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that in the event by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” means the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (2007 Revision), effective July, 2007 International Chamber of Commerce Publication No. 600.

“Unused Revolving Loan Fee” has the meaning ascribed thereto in Section 3.2.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Withholding Agent” means Borrower and Agent.

1.2                               Accounting Terms. All accounting terms used, but not specifically defined, in this Agreement shall be construed and defined in accordance with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 8.1, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of

Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.3                               UCC. Any terms that are defined in the UCC and used, but not specifically defined, in this Agreement shall be construed and defined in accordance with the UCC.

1.4                               Construction. For purposes of this Agreement and the other Loan Documents, the following rules of construction shall apply, unless specifically indicated to the contrary: (a) wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter; (b) the term “or” is not exclusive; (c) the term “including” (or any form thereof) shall not be limiting or exclusive; (d) all references to statutes and related regulations shall include any amendments thereof and any successor statutes and regulations; (e) the words “herein,” “hereof” and “hereunder” or other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement; (f) all references in this Agreement or in the schedules to this Agreement to sections, schedules, disclosure schedules, exhibits, and attachments shall refer to the corresponding sections, schedules, disclosure schedules, exhibits, and attachments of or to this Agreement; (g) all references to any instruments or agreements, including references to any of the Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof (but only to the extent that such modifications, amendments, extensions or renewals are not prohibited by any Loan Document); (h) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (i) any reference herein to any Person shall be construed to include such Person’s successors and assigns; (j) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form; and (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

1.5                               Rounding. Any financial ratios calculated pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.6                               Covenant Compliance Generally.  For purposes of determining compliance under Sections 6 and 7, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Net Income in the most recent annual financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 8.1.

1.7                               USA Patriot Act Notice. Each Lender is subject to the Patriot Act and hereby notifies Borrower that pursuant to the requirements of the Patriot Act, each Lender is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow each Lender to identify Borrower in accordance with the Patriot Act.

2.                                      LOANS AND LETTERS OF CREDIT

2.1                               Loans-General.

2.1.1                     Subject to the terms and conditions of this Agreement, each Lender shall, pro rata according to its Pro Rata Share of the Revolving Commitment, extend Revolving Loans to Borrower from time to time until the Maturity Date. The aggregate amount of Revolving Loans outstanding shall not exceed at any time the Revolving Commitment. Prior to the Maturity Date, Borrower may repay at any time any outstanding Revolving Loans, without premium or penalty (except as provided in Section 14.2) and any amounts so repaid may be reborrowed, up to the Revolving Availability. Revolving Loans shall be evidenced by and repayable in accordance with the terms of the Revolving Notes and this Agreement.

2.1.2                     Subject to the terms and conditions of this Agreement, on the Closing Date, each Lender shall, pro rata according to its Pro Rata Share of the Term Commitment, make a Term Loan to Borrower under the Term Commitment such that the aggregate of all such Term Loans equals the Term Commitment. Amounts repaid under the Term Commitment may not be reborrowed.  Term Loans shall be evidenced by and repayable in accordance with the terms of the Term Notes and this Agreement.

2.2                               Choice of Interest Rate. Any Loan shall, at the option of Borrower, be made either as a Base Rate Loan or as a LIBOR Loan; provided that if a Default or Event of Default has occurred and is continuing, all Loans shall be made as Base Rate Loans. If Borrower fails to give notice to Agent specifying whether any LIBOR Loan is to be repaid, continued as a LIBOR Loan or converted to a Base Rate Loan on the last day of the applicable LIBOR Loan Period, such LIBOR Loan shall be continued as a LIBOR Loan on the last day of such LIBOR Loan Period for a LIBOR Loan Period of equal duration, unless a Default or Event of Default has occurred and is continuing in which case such LIBOR Loan shall be converted to a Base Rate Loan. Each Notice of Borrowing shall, among other things, specify (a) the date of the proposed Loan, which shall be a Business Day, (b) the amount of the Loan, (c) whether it is to be a Base Rate Loan or a LIBOR Loan, and (d) the LIBOR Loan Period, if applicable.

2.3                               Request for Base Rate Loan. Borrower shall give to Agent irrevocable notice of a request for a Base Rate Loan by delivering a Notice of Borrowing by electronic mail transmission not later than 9:00 a.m. (California time) on the date of the proposed Base Rate Loan.

2.4                               LIBOR Loans.

2.4.1                     Borrower shall give to Agent irrevocable notice of a request for a LIBOR Loan by delivering a Notice of Borrowing by electronic mail transmission not later than three (3) Business Days prior to the date of the proposed LIBOR Loan. Notwithstanding the foregoing, a LIBOR Loan may be requested by telephone by an Authorized Signatory of Borrower, in which case Borrower shall confirm such request by promptly delivering a Notice of Borrowing (conforming to the preceding sentence) in person or by electronic mail transmission to Agent. Agent shall confirm its determination of the applicable LIBOR Basis as of two (2) Business Days prior to the date of the requested LIBOR Loan. Each determination by Agent of a LIBOR Basis shall, absent manifest error, be deemed final, binding and conclusive upon Borrower. Agent shall incur no liability whatsoever hereunder in acting upon any telephonic request for a LIBOR Loan purportedly made by an Authorized Signatory of Borrower, and Borrower hereby agrees to indemnify Agent from any loss, cost, expense or liability as a result of so acting, except for any such loss, cost, expense or liability resulting from Agent’s gross negligence or willful misconduct. The LIBOR Loan Period for each LIBOR Loan shall be fixed at one, three, six or twelve months.

2.4.2                     Each LIBOR Loan shall be in a principal amount of not less than $250,000 and in an integral multiple of $50,000 and (ii) the total aggregate principal amount of all LIBOR Loans outstanding at any one time shall not exceed the aggregate amount of the Commitments.

2.4.3                     Unless Agent otherwise consents, at no time shall there be more than six (6) tranches of LIBOR Loans outstanding under the Revolving Commitment.

2.4.4                     At least three (3) Business Days prior to (i) the last day of the LIBOR Loan Period for a LIBOR Loan or (ii) the requested date of a conversion of a Base Rate Loan to a LIBOR Loan, Borrower shall give written notice substantially in the form of Exhibit D (a “Request for Conversion/Continuation”) via electronic mail to Lender (which notice shall be irrevocable three (3) Business Days prior before the requested date of the applicable Loan) specifying (a) whether all or a portion of such LIBOR Loan outstanding on the last day of the LIBOR Loan Period is to be continued in whole or in part as a LIBOR Loan, in which case such notice shall also specify the LIBOR Loan Period that Borrower shall have selected for such new LIBOR Loan; provided, that if a Default or Event of Default has occurred and is continuing, Borrower shall not have the option to continue such LIBOR Loan as a new LIBOR Loan, (b) whether all or a portion of such LIBOR Loan outstanding on the last day of the LIBOR Loan Period is to be converted in whole or in part as a Base Rate Loan, or (c) whether all or a portion of such Base Rate Loan outstanding is to be converted in whole or in part as a LIBOR Loan, in which case such notice shall also specify the LIBOR Loan Period that Borrower shall have selected for such LIBOR Loan; provided, that if a Default or Event of Default has occurred and is continuing, Borrower shall not have the option to convert such Base Rate Loan as a LIBOR Loan; provided, that any such conversion or continuation described in clauses (a) and (b) above shall be in a principal amount of not less than $250,000 and in an integral multiple of $50,000. Upon the last day of such LIBOR Loan Period such LIBOR Loan will, subject to the provisions of this Agreement, be so repaid, converted or continued, as applicable.

2.5                               Interest. Borrower shall pay interest to Lender on each outstanding and unpaid Loan at (a) a fluctuating rate per annum equal to the Base Rate, computed for the actual number of days elapsed on the basis of a year of 365 days, if the Loan is a Base Rate Loan or (b) a rate per annum equal to the Applicable LIBOR Rate, computed for the actual number of days elapsed on the basis of a year of 360 days, if the Loan is a LIBOR Loan. Each change in the interest rate under this Section due to a change in the Base Rate, if applicable, shall take effect simultaneously with the corresponding change in the Base Rate.

2.6                               Request and Disbursement. Any notice in connection with a requested Loan under this Agreement that is received by Agent after 9:00 a.m. (California time) on any Business Day, or at any time on a day that is not a Business Day, shall be deemed received by Agent on the next Business Day. Agent shall, upon the reasonable request of Borrower from time to time, promptly provide to Borrower such information with regard to the determination of the LIBOR Basis as Borrower may request. Promptly following receipt of a request for a Loan, Agent shall notify each Lender by telephone, facsimile or electronic mail (and if by telephone, promptly confirmed by facsimile or electronic mail) of the date and type of Loan, the applicable LIBOR Loan Period, and that Lender’s Pro Rata Share of the Loan. Not later than 12:00 p.m. (California time) on the date specified for any Loan (which must be a Business Day), each Lender shall make its Pro Rata Share of the Loan in immediately available funds available to Agent at Agent’s office. Prior to 2:00 p.m. (California time) on the date of a Loan, Agent shall, subject to the satisfaction of the conditions set forth in Section 4, disburse the amount of the requested Loan by deposit into the Direct Deposit Account or as otherwise directed by Borrower.

2.7                               Payment of Interest. Interest shall be due and payable to Agent for the ratable benefit of the Lenders, in arrears (a) if a Base Rate Loan, on the Quarterly Payment Date, (b) if a LIBOR Loan, on the Payment Date, (c) on the Maturity Date, and (d) if any interest accrues or remains payable after the Maturity Date or during the continuance of an Event of Default, upon demand by Agent.

2.8                               Letters of Credit.

2.8.1                     Availability.

(a)                                 As a sublimit under the Revolving Commitment, subject to the terms and conditions hereof, Fronting Bank, in reliance on the agreements of the Lenders set forth in Section 2.8.4, agrees to issue standby or commercial letters of credit (each, a “Letter of Credit”) for the account of the Borrower or, subject to Section 2.8.10, any Subsidiary thereof, which Letters of Credit may be issued on any Business Day from the Closing Date through but not including the thirtieth (30th) Business Day prior to the Maturity Date in such form as may be approved from time to time by Fronting Bank; provided, that Fronting Bank shall not issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Sublimit or (b) the Revolving Outstandings would exceed the Revolving Commitment.

(b)                                 Each Letter of Credit shall (i) be denominated in Dollars, (ii) expire on a date no more than twelve (12) months after the date of issuance or last renewal of such Letter of Credit (subject to automatic renewal for additional one (1) year periods pursuant to the terms of the Letter of Credit Application or other documentation acceptable to Fronting

Bank), which date shall be no later than the fifth (5th) Business Day prior to the Maturity Date and (iii) be subject to the Uniform Customs, in the case of a commercial Letter of Credit, or ISP98, in the case of a standby Letter of Credit, in each case as set forth in the Letter of Credit Application or as determined by Fronting Bank and, to the extent not inconsistent therewith, the laws of the State of New York.

(c)                                  Fronting Bank shall not at any time be obligated to issue any Letter of Credit hereunder if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain Fronting Bank from issuing such Letter of Credit, or any Applicable Law applicable to Fronting Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Fronting Bank shall prohibit, or request that Fronting Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon Fronting Bank with respect to letters of credit generally or such Letter of Credit in particular any restriction or reserve or capital requirement (for which Fronting Bank is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense that was not applicable, in effect or known to Fronting Bank as of the Closing Date and that Fronting Bank in good faith deems material to it, or (ii) the conditions set forth in Section 4.2 are not satisfied.  References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires.  Fronting Bank shall not be under any obligation to issue any Letter of Credit if any Lender is at that time a Defaulting Lender, unless Fronting Bank has entered into arrangements, including the delivery of cash collateral, satisfactory to Fronting Bank (in its sole discretion) with Borrower or such Defaulting Lender to eliminate the Fronting Bank’s actual or potential fronting exposure (after giving effect to Section 3.15.1(d)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other then outstanding Letters of Credit as to which Fronting Bank has actual or potential fronting exposure, as it may elect in its sole discretion.

2.8.2                     Procedure for Issuance of Letters of Credit.  Borrower may from time to time request that Fronting Bank issue a Letter of Credit by delivering to Fronting Bank at its applicable office (with a copy to Agent at Agent’s Office) a Letter of Credit Application therefor, completed to the satisfaction of Fronting Bank, and such other certificates, documents and other papers and information as Fronting Bank or Agent may request.  Upon receipt of any Letter of Credit Application, Fronting Bank shall process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 2.8.1 and Section 4, promptly issue the Letter of Credit requested thereby (but in no event shall Fronting Bank be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by Fronting Bank and Borrower.  Fronting Bank shall promptly furnish to Borrower and Agent a copy of such Letter of Credit and Agent shall promptly notify each Lender of the issuance and upon request by any Lender, furnish to such Lender a copy of such Letter of Credit and the amount of such Lender’s participation therein. Each Letter of Credit shall be subject to the additional terms and conditions of the letter of credit agreement and related documents, if any, required by Fronting Bank in connection with the issuance thereof (each, as supplemented, modified, amended, extended, restated or supplanted, a “Letter of Credit Agreement”).

2.8.3                     Commissions and Other Charges.

(a)                                 Letter of Credit Commissions.  Borrower shall pay to Agent, for the account of Fronting Bank and the L/C Participants, a letter of credit commission with respect to each issuance of a Letter of Credit in the amount equal to (i) in the case of commercial Letters of Credit, the applicable amount under Fronting Bank’s generally applicable schedule of fees and charges then in effect for such issuance and (ii) in the case of standby Letters of Credit, the daily amount available to be drawn under such standby Letters of Credit times the Applicable LIBOR Margin with respect to Revolving Loans that are LIBOR Rate Loans (determined, in each case, on a per annum basis).  Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Maturity Date and thereafter on demand of Agent.  Agent shall, promptly following its receipt thereof, distribute to Fronting Bank and the L/C Participants all commissions received pursuant to this Section 2.8.3 in accordance with their respective Pro Rata Shares of the Revolving Commitment.

(b)                                 Fronting Fee. Borrower shall pay to Fronting Bank, at any time that Wells Fargo Bank, National Association is not Fronting Bank, a fronting fee as agreed to by Fronting Bank and Borrower.

(c)                                  Other Fees, Costs, Charges and Expenses.  In addition to the foregoing fees and commissions, Borrower shall pay or reimburse Fronting Bank for such normal and customary fees, costs, charges and expenses as are incurred or charged by Fronting Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by it.

Any letter of credit fees or other amounts described above not yet paid that are otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided cash collateral satisfactory to Fronting Bank shall be payable, to the maximum extent permitted by Applicable Law, to the other Lenders in accordance with the upward adjustments in the respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 3.15.1(d) with the balance of such unpaid fee, if any, payable to Fronting Bank for its own account.

2.8.4                     L/C Participations.

(a)                                 Fronting Bank irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce Fronting Bank to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from Fronting Bank, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Pro Rata Share of the Revolving Commitment in Fronting Bank’s obligations and rights under and in respect of each Letter of Credit issued by it hereunder and the amount of each draft paid by Fronting Bank thereunder.  Each L/C Participant unconditionally and irrevocably agrees with Fronting Bank that, if a draft is paid under any Letter of Credit issued by Fronting Bank for which Fronting

Bank is not reimbursed in full by Borrower through a Revolving Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to Fronting Bank upon demand at Fronting Bank’s address for notices specified herein an amount equal to such L/C Participant’s Pro Rata Share of the Revolving Commitment of the amount of such draft, or any part thereof, which is not so reimbursed.

(b)                                 Upon becoming aware of any amount required to be paid by any L/C Participant to Fronting Bank pursuant to Section 2.8.4(a) in respect of any unreimbursed portion of any payment made by Fronting Bank under any Letter of Credit, issued by it, Fronting Bank shall notify Agent of such unreimbursed amount and Agent shall notify each L/C Participant (with a copy to the Fronting Bank) of the amount and due date of such required payment and such L/C Participant shall pay to Agent (which, in turn shall pay Fronting Bank) the amount specified on the applicable due date.  If any such amount is paid to Fronting Bank after the date such payment is due, such L/C Participant shall pay to Fronting Bank on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to Fronting Bank, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  A certificate of Fronting Bank with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.  With respect to payment to Fronting Bank of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.

(c)                                  Whenever, at any time after Fronting Bank has made payment under any Letter of Credit issued by it and has received from any L/C Participant its Pro Rata Share of the Revolving Commitment of such payment in accordance with this Section, Fronting Bank receives any payment related to such Letter of Credit (whether directly from Borrower or otherwise), or any payment of interest on account thereof, Fronting Bank will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by Fronting Bank shall be required to be returned by Fronting Bank, such L/C Participant shall return to Fronting Bank the portion thereof previously distributed by Fronting Bank to it.

2.8.5                     Reimbursement Obligation of Borrower.  In the event of any drawing under any Letter of Credit, Borrower agrees to reimburse (either with the proceeds of a Revolving Loan as provided for in this Section or with funds from other sources), in same day funds, Fronting Bank on each date on which Fronting Bank notifies Borrower of the date and amount of a draft paid by it under any Letter of Credit for the amount of (a) such draft so paid and (b) any amounts referred to in Section 2.8.3(c) incurred by Fronting Bank in connection with such payment.  Unless Borrower shall immediately notify Fronting Bank that Borrower intends to reimburse Fronting Bank for such drawing from other sources or funds, Borrower shall be deemed to have timely given a Notice of Borrowing to Agent requesting that the Lenders make a Revolving Loan bearing interest at the Base Rate on the applicable repayment date in the amount of (i) such draft so paid and (ii) any amounts referred to in Section 2.8.3(c) incurred by Fronting Bank in connection with such payment, and the Revolving Lenders shall make a

Revolving Loan bearing interest at the Base Rate in such amount, the proceeds of which shall be applied to reimburse Fronting Bank for the amount of the related drawing and such fees and expenses.  Each t Lender acknowledges and agrees that its obligation to fund a Revolving Loan in accordance with this Section to reimburse Fronting Bank for any draft paid under a Letter of Credit issued by it is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.6 or Section 4.  If Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse Fronting Bank as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

2.8.6                     Obligations Absolute.  Borrower’s obligations under this Section 2.8 (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set off, counterclaim or defense to payment which Borrower may have or have had against Fronting Bank or any beneficiary of a Letter of Credit or any other Person.  Borrower also agrees that Fronting Bank and the L/C Participants shall not be responsible for, and Borrower’s Reimbursement Obligation under Section 2.8.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of Borrower against any beneficiary of such Letter of Credit or any such transferee.  Fronting Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit issued by it, except for errors or omissions caused by Fronting Bank’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment.  Borrower agrees that any action taken or omitted by Fronting Bank under or in connection with any Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence or willful misconduct shall be binding on Borrower and shall not result in any liability of Fronting Bank or any L/C Participant to Borrower.  The responsibility of Fronting Bank to Borrower in connection with any draft presented for payment under any Letter of Credit issued to it shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment substantially conforms to the requirements under such Letter of Credit.

2.8.7                     Effect of Letter of Credit Application and Letter of Credit Agreement.  To the extent that any provision of any Letter of Credit Application or any Letter of Credit Agreement related to any Letter of Credit is inconsistent with the provisions of this Section 2.8, the provisions of this Section 2.8 shall apply.

2.8.8                     Resignation of Fronting Bank.

(a)                                 Any Lender may at any time resign from its role as Fronting Bank hereunder upon not less than thirty (30) days prior notice to Borrower and Agent (or such shorter period of time as may be acceptable to Borrower and Agent).

(b)                                 The resigning Fronting Bank shall retain all the rights, powers, privileges and duties of Fronting Bank hereunder with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its resignation as Fronting Bank and all L/C Obligations with respect thereto (including, without limitation, the right to require the Revolving Lenders to take such actions as are required under Section 2.8.4).  Without limiting the foregoing, upon the resignation of a Lender as Fronting Bank hereunder, Borrower may, or at the request of such resigned Fronting Bank Borrower shall, use commercially reasonable efforts to, arrange for one or more of the other Lenders to issue Letters of Credit as Fronting Bank hereunder in substitution for the Letters of Credit, if any, issued by such resigned Fronting Bank and outstanding at the time of such resignation, or make other arrangements satisfactory to the resigned Fronting Bank to effectively cause another Lender to assume the obligations of the resigned Fronting Bank with respect to any such Letters of Credit.

2.8.9                     Reporting of Letter of Credit Information..  At any time that there is a Fronting Bank that is not also the financial institution acting as Agent, then (a) on the last Business Day of each calendar month, (b) on each date that a Letter of Credit is amended, terminated or otherwise expires, (c) on each date that a Letter of Credit is issued or the expiry date of a Letter of Credit is extended, and (d) upon the request of Agent, Fronting Bank shall deliver to Agent a report setting forth in form and detail reasonably satisfactory to Agent information (including, without limitation, any reimbursement, cash collateral, or termination in respect of Letters of Credit issued by Fronting Bank) with respect to each Letter of Credit issued by Fronting Bank that is outstanding hereunder.  No failure on the part of Fronting Bank to provide such information pursuant to this Section 2.8.9 shall limit the obligations of Borrower or any Lender hereunder with respect to its reimbursement and participation obligations hereunder.

2.8.10              Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, Borrower shall be obligated to reimburse, or to cause the applicable Subsidiary to reimburse Fronting Bank hereunder for any and all drawings under such Letter of Credit.  Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any of its Subsidiaries inures to the benefit of Borrower and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.9                               Swingline Loans.

2.9.1                     Swingline Commitment. The Swingline Lender shall from time to time from the Closing Date through the day prior to the Maturity Date make loans to Borrower in such amounts as Borrower may request, up to an aggregate maximum amount of $5,000,000 (each, a “Swingline Loan” ), provided that (a) the amount of each such Swingline Loan does not exceed the Revolving Availability at such time; and (b) without the consent of all of the Lenders, no Swingline Loan may be made during the continuation of an Event of Default, provided written notice of such Event of Default shall have been provided to Swingline Lender by Agent or a Lender sufficiently in advance of the making of such Swingline Loan.

2.9.2                     Request for Swingline Loan. Borrower may borrow, repay and reborrow under the Swingline Commitment, subject to the remaining availability under the Swingline Commitment and the Revolving Commitment, upon electronic mail request by an Authorized

Signatory of Borrower made to Agent not later than 2:00 p.m. (California time), on the Business Day of the requested borrowing. Each Swingline Loan shall be in a principal amount of not less than $250,000 and in an integral multiple of $100,000 thereafter. Promptly after receipt of such a request for borrowing, Agent shall provide telephonic verification to the Swingline Lender that, after giving effect to such request, availability under the Swingline Commitment and the Revolving Commitment will exist (and such verification shall be promptly confirmed in writing by telecopier or electronic mail). Swingline Loans requested by Borrower not later than 2:00 p.m. (California time) on a Business Day shall be made by Swingline Lender on such day. Swingline Loans requested by Borrower after such time on a Business Day shall be made by Swingline Lender as soon as possible, but no later than the following Business Day. Borrower shall notify the Swingline Lender of its intention to make a repayment of a Swingline Loan not later than 1:00 p.m. (California time) on the date of repayment. If the Swingline Lender receives repayment, after 3:00 p.m. (California time), on a Business Day, such payment shall be deemed received on the next Business Day. The Swingline Lender shall promptly notify Agent of the Swingline Loan outstanding each time there is a change therein.

2.9.3                     Swingline Interest Rate. Swingline Loans shall bear interest at a fluctuating rate per annum equal to the Base Rate or at a rate otherwise agreed to by the Swingline Lender and Borrower. Interest shall be payable quarterly on such dates as may be specified in writing by the Swingline Lender and in any event on the Maturity Date. The Swingline Lender shall be responsible for invoicing Borrower for such interest. The interest payable on Swingline Loans is solely for the account of the Swingline Lender (subject to Section 2.9.5 below).

2.9.4                     Swingline Maturity Date. Subject to Section 2.9.6 below, the principal amount of all Swingline Loans shall be due and payable on the earlier of (a) ten (10) Business Days after such Swingline Loan is made, (b) the Maturity Date or (c) upon the occurrence of any Event of Default. The principal amount of a Swingline Loan may be repaid, without premium or penalty, at any time before becoming due, including on the same day as such Swingline Loan is made.

2.9.5                     Swingline Participation. Upon the making of a Swingline Loan, each Lender shall be deemed to have purchased from the Swingline Lender a participation therein in an amount equal to that Lender’s Pro Rata Share of the Revolving Commitment times the amount of the Swingline Loan. Upon demand made by the Swingline Lender, which shall occur not more than once per week, each Lender shall, according to its Pro Rata Share of the Revolving Commitment, promptly provide to the Swingline Lender an amount equal to its participation purchase price as described in the foregoing sentence. The obligation of each Lender to so provide its purchase price to the Swingline Lender shall be absolute and unconditional (except for modifications or demand made by the Swingline Lender) and shall not be affected by the existence of an uncured Event of Default; provided that no Lender shall be obligated to purchase its Pro Rata Share of (a) the Swingline Loans to the extent that, after giving effect to such Swingline Loan, the Revolving Outstandings at any time exceed the Revolving Commitment, (b) Swingline Loans to the extent that, after giving effect to such Swingline Loan, the aggregate amount of Swingline Loans outstanding exceed $5,000,000, or (c) any Swingline Loan made (absent the consent of all of the Lenders) during the continuation of an Event of Default if written notice of such Event of Default shall have been provided to Swingline Lender by Agent or a Lender sufficiently in advance of the making of such Swingline Loan; provided, that the obligation of such Lender to purchase such participation shall be reinstated upon the date on which such Event of Default has been waived in accordance with this Agreement. Each Lender that has provided to the Swingline Lender the purchase price due for its participation in Swingline Loans shall thereupon acquire a pro rata participation, to the extent of such payment, in the claim of the Swingline Lender against Borrower for principal and interest and shall share, in accordance with that pro rata participation, in any principal payment made by Borrower with respect to such claim and in any interest payment made by Borrower (but only with respect to periods subsequent to the date such Lender paid the Swingline Lender its purchase price) with respect to such claim.

2.9.6                     Swingline Repayment; Revolving Loans. The Swingline Lender may, at any time, in its sole discretion, but not less than two Business Days’ prior written notice to Borrower and Lenders, demand payment of the Swingline Loans by way of a Revolving Loan in the full amount or any portion of the outstanding amount of Swingline Loans. In each case, Agent shall automatically provide the advances made by each Lender to the Swingline Lender (which the Swingline Lender shall then apply to the outstanding amount of the Swingline Loans). In the event that Borrower fails to request a Revolving Loan within the time specified by this Section 2.9.6 on any such date, Agent may, but is not required to, without notice to or the consent of Borrower, cause Base Rate Loans to be made by the Lenders under the Revolving Commitment in amounts which are sufficient to reduce the outstanding amount of the Swingline Loans as required above. The proceeds of such advances shall be paid directly to the Swingline Lender for application to the outstanding amount of the Swingline Loans.

2.10                        Use of Proceeds. On the Closing Date, the proceeds of the Loans shall be used by Borrower and its Subsidiaries solely as follows: (a) first, to repay in full the Indebtedness outstanding under the Existing Credit Agreement and (b) second, to pay fees, commissions and expenses required to be paid under Section 4.1. After the Closing Date, the proceeds of the Loans shall be used for working capital needs and general corporate purposes (including Capital Expenditures, Permitted Acquisitions and Distributions, in each case, to the extent permitted hereunder).

3.                                      PAYMENT AND FEES.

The following provisions shall apply to all Loans made by the Lenders to Borrower pursuant to this Agreement.

3.1                               Principal and Interest.

3.1.1                     Interest. Interest shall be payable on the outstanding daily unpaid principal amount of each Loan from the date thereof until payment in full is made and shall accrue and be payable in arrears at the rates set forth or provided for herein before and after Default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest accruing on any overdue amounts at the Default Rate to the fullest extent permitted by Applicable Law.

3.1.2                     Default Interest. Upon the occurrence and during the continuance of an Event of Default, interest on all outstanding Obligations shall, upon the election of Agent, after approval of Required Lenders pursuant to Section 9.2.1, confirmed by written notice from Agent to Borrower, accrue and be payable at the Default Rate. Interest accruing at the Default Rate shall be payable to Agent, for the ratable benefit of Lenders, on demand and in any event on the Maturity Date. Agent shall not be required to (a) accelerate the maturity of the Loans or (b) exercise any other rights or remedies under the Loan Documents, in order to charge the Default Rate. Upon the occurrence and during the continuance of an Event of Default specified in Sections 9.1.5, 9.1.6, or 9.1.7, the interest rate shall be increased automatically to the Default Rate without the necessity of any action by Agent.

3.1.3                     Principal. If not sooner paid, Borrower shall repay the aggregate outstanding principal amount of the Loans as follows:

(a)                                 the amount, if any, by which the Revolving Outstandings at any time exceed the Revolving Commitment shall be payable immediately;

(b)                                 commencing on October 1, 2015, the aggregate outstanding principal amount of the Term Loans shall be payable in installments to the Agent, for the ratable benefit of the Lenders, as set forth below:

Term Loan Amortization Payment Date	Principal Amount
October 1, 2015	$5,000,000
January 2, 2016	$1,250,000
April 1, 2016	$1,250,000
July 1, 2016	$1,250,000
October 1, 2016	$1,250,000
January 2, 2017	$1,250,000
April 1, 2017	$1,250,000
July 1, 2017	$1,250,000
Maturity Date	Aggregate outstanding principal balance

(c)                                  the aggregate outstanding principal amount of the Loans shall in any event be payable on the Maturity Date.

3.1.4                     Voluntary Prepayment; Termination of Revolving Commitment.

(a)                                 Any Loan may, at any time and from time to time, voluntarily be paid or prepaid in whole or in part without premium or penalty, except that with respect to any voluntary prepayment (i) each prepayment shall be in an aggregate principal amount of at least $250,000, (ii) each prepayment of principal on any LIBOR Loan shall be accompanied by payment of interest accrued to the date of payment on the amount of principal paid, and (iii) any payment or prepayment of all or any part of any LIBOR Loan on a day other than the last day of the applicable LIBOR Loan Period shall be subject to Section 14.2. Provided no Event of

Default exists, any prepayment shall be applied to Base Rate Loans or LIBOR Loans as directed by Borrower, subject to Section 3.9.

(b)                                 Upon at least five (5) Business Days prior written notice to Agent (which notice Agent shall promptly transmit to each of the Lenders), Borrower may terminate the Revolving Commitment in whole or reduce the Revolving Commitment in increments of $250,000, without premium or penalty, prior to the scheduled Maturity Date; provided, that at such time Borrower shall (i) prepay all outstanding Revolving Loans to the extent they exceed the reduced Revolving Commitment amount elected by Borrower, (ii) pay all accrued interest and fees thereon, and (iii) reimburse Lenders for any reasonable and documented, out-of-pocket expenses incurred by Lenders in connection with such prepayment and termination, including any amounts set forth in Section 14.2.

3.1.5                     Maximum Rate of Interest. In no event shall the aggregate of all interest on the Obligations charged or collected pursuant to the terms of this Agreement or pursuant to the Notes exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. In the event that such a court determines that a Lender has charged or received interest under this Agreement or the Notes in excess of the highest applicable rate, the rate in effect under this Agreement or the Notes shall automatically be reduced to the maximum rate permitted by Applicable Law and Lender shall promptly apply such excess to reduce the principal balance of the Obligations, or if the principal balance of the Obligations owing have been paid in full, Lender shall promptly apply such excess to reduce any other Obligations, and if all Obligations have been paid in full, then Lender shall refund to Borrower any interest received by Lender in excess of the maximum lawful rate; provided, that if at any time thereafter the rate of interest payable hereunder is less than the highest applicable rate, Borrower shall continue to pay interest hereunder at the highest applicable rate, until such time as the total interest received by Lender from the making of Loans hereunder is equal to the total interest that Lender would have received had the interest rate payable hereunder been (but for the operation of this Section 3.1.5) the interest rate payable since the Closing Date as otherwise provided in this Agreement. It is the intent of this Agreement that Borrower not pay or contract to pay, and that Lender not receive or contract to receive, directly or indirectly, interest in excess of that which may be paid by Borrower under Applicable Law.

3.2                               Unused Revolving Loan Fee. Borrower shall pay to Agent a non-refundable fee for the ratable benefit of the Lenders (the “Unused Revolving Loan Fee”) commencing as of the Closing Date, payable quarterly in arrears, on each Quarterly Payment Date, commencing on January 2, 2015, and ending on the Termination Date. The Unused Revolving Loan Fee shall be, for each day after the Closing Date through the Termination Date, an amount equal to (a) the difference between (i) the Revolving Commitment, and (ii) the closing balance of the Revolving Loans for such day, not including Swingline Loans but including issued and outstanding Letters of Credit, multiplied by (b) (i) 0.20% if the Deposit Amount as of the most recent Quarterly Payment Date was greater than or equal to $10,000,000 or (ii) 0.30% otherwise, the product of which is then divided by (c) 360.

3.3                               Fees to Agent. On each date upon which a fee is payable or costs are reimbursable, Borrower shall pay to Agent such fees or cost reimbursements as agreed upon by letter agreement between Borrower and Agent in accordance with such letter agreement, which fees and cost reimbursements shall be solely for Agent’s own account and are nonrefundable, subject to the terms of such letter agreement.

3.4                               Late Payments. If any installment of principal or interest or any fee or cost or other amount payable under any Loan Document to any Lender is not paid when due, it shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate, to the fullest extent permitted by Applicable Law. Accrued and unpaid interest on past due amounts (including, without limitation, interest on past due interest) shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by Applicable Law.

3.5                               [Reserved].

3.6                               Term of Revolving Commitment. The Revolving Commitment shall be in effect until the Maturity Date unless earlier terminated as provided in this Agreement. The Revolving Loans and all other Obligations shall be automatically due and payable in full on the Maturity Date, unless earlier due and payable or terminated as provided in this Agreement.

3.7                               Note and Accounting. Agent shall provide a quarterly accounting to Borrower of the Loans and other transactions under this Agreement, including Agent’s calculation of principal and interest. Each and every such accounting shall, absent manifest error, be deemed final, binding and conclusive upon Borrower, unless Borrower, within sixty (60) days after the date any such accounting is rendered, provides Agent with written notice of any objection which Borrower may have to any item in such accounting, describing the basis for such objection with reasonable specificity. In that event, only those items expressly objected to in such notice shall be deemed to be disputed by Borrower, and in the event the parties cannot resolve their dispute, such dispute shall be resolved in accordance with the terms and conditions of Section 11.

3.8                               Manner of Payment.

3.8.1                     When Payments Due.

(a)                                 Except as expressly set forth in this Agreement, each payment (including any prepayment) by Borrower on account of the principal of or interest on the Loans and any other amount owed to Lenders on account of the Obligations shall be made not later than 12:00 p.m. (California time) on the date specified for payment under this Agreement to Agent in lawful money of the United States and in immediately available funds. Any payment received by Agent on a day that is not a Business Day or after 12:00 p.m. (California time) on a Business Day, shall be deemed received on the next Business Day. The amount of all payments received by Agent for the account of each Lender shall be immediately paid by Agent to the applicable Lender in immediately available funds and, if such payment was received by Agent by 12:00 p.m. (California time), on a Business Day and not so made available to the account of a Lender on that Business Day, Agent shall reimburse that Lender for the cost to such Lender of funding the amount of such payment at the Federal Funds Rate. All payments shall be made in lawful money of the United States of America.

(b)                                 If any payment on any Obligation is specified to be made upon a day that is not a Business Day, it shall (subject to the provisions of the LIBOR Loan Period which may require payment by one (1) earlier Business Day) be deemed to be specified to be made on the next succeeding day that is a Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

3.8.2                     No Deductions. Borrower shall pay principal, interest, fees, and all other amounts due on the Obligations without set-off or counterclaim or any deduction whatsoever.

3.8.3                     Inadequate Payments. If, on the date on which any amount (including any payment of principal, interest or other costs and expenses) shall be due and payable by Borrower to Lenders, the amount received by any such Lenders from Borrower shall not be adequate to pay the entire amount then due and payable, then Agent shall be authorized, but shall not be obligated, to make a Base Rate Loan to Borrower in the amount of the deficiency.

3.9                               Application of Payments. Borrower irrevocably waives the right to direct the application of any and all payments received at any time by any Lender from or on behalf of Borrower and specifically waives the provisions of California Civil Code Sections 1479 and 2822 or similar provisions under any other Applicable Law giving Borrower the right to designate application of payments. All amounts received by Agent for application to the Obligations shall be applied by Agent in the following order of priority: (a) first, to the payment of any fees then due and payable to Agent, Fronting Bank or any Lender, (b) second, to the payments of all other amounts not otherwise referred to in the other clauses of this Section 3.9 then due and payable hereunder or under the other Loan Documents to Agent, Fronting Bank or any Lender (including any indemnities and any costs and expenses incurred by Agent, Fronting Bank or any Lender as a result of a Default or an Event of Default), (c) third, to the payment of interest then due and payable on the Loans, (d) fourth, to the payment of principal then due and payable on the Loans and (e) fifth, to the payment of any liabilities then due and payable under any Interest Rate Protection Agreements or Bank Products Agreements. Notwithstanding the foregoing, Borrower irrevocably agrees that, during the occurrence of an Event of Default, Lenders shall have the continuing exclusive right to determine the order and method of the application of payments against the then due and payable Obligations in Lenders’ sole discretion and to revise such application prospectively or retroactively in Lenders’ sole discretion.

3.10                        Use of Proceeds. Borrower will not, directly or indirectly, use any part of any Loan proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X.

3.11                        All Obligations to Constitute One Obligation. All Obligations related to the Loans constitute one general obligation of Borrower and shall be secured by Agent’s Liens upon all of the Collateral.

3.12                        Authorization to Make Loans. Agent and each Lender (each, an “Authorized Party”) are authorized to make the Loans based on telephonic or other oral or written instructions received from any Person that an Authorized Party believes in good faith to be an authorized representative of Borrower, or at the discretion of such Authorized Party, if such Loans are necessary to satisfy any of the Obligations. Borrower consents to the recordation of any telephonic or other communications between an Authorized Party and Borrower for the purpose of maintaining such party’s business records of such transactions.

3.13                        Authorization to Debit Accounts. Borrower authorizes Agent, upon prior notice to Borrower, to debit any of Borrower’s bank accounts with Agent for the purpose of Borrower’s payment of interest, fees or, to the extent reimbursable under this Agreement or any other Loan Document, costs and expenses due and payable by Borrower to Agent or the Lenders under this Agreement.

3.14                        Agent’s Right to Assume Funds Available for Loans. Unless Agent shall have been notified by any Lender no later than 10:00 a.m. (California time) on the Business Day of the proposed funding by Agent of any Loan that such Lender does not intend to make available to Agent such Lender’s portion of the total amount of such Loan, Agent may assume that such Lender has made such amount available to Agent on the date of the Loan and Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If Agent has made funds available to Borrower based on such assumption and such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon Agent’s demand therefor, Agent promptly shall notify Borrower and Borrower shall pay such corresponding amount to Agent. Agent also shall be entitled to recover from such Lender interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Agent to Borrower to the date such corresponding amount is recovered by Agent, at a rate per annum equal to the daily Federal Funds Rate. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Pro Rata Share of the Commitments or to prejudice any rights which Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

3.15                        Defaulting Lenders.

3.15.1              Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a)                                 Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.16.

(b)                                 Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to Section 12.10), shall be applied at such time or times as may be determined by Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to Fronting Bank or Swingline Lender hereunder; third, if so determined by Agent or requested by Fronting Bank, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit;

fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent; fifth, if so determined by Agent and Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, Fronting Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Fronting Bank or Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 3.15.1(b) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(c)                                  Certain Fees. That Defaulting Lender (i) shall not be entitled to receive any Unused Revolving Loan Fee for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (ii) shall be limited in its right to receive commissions and fees as provided in Section 2.8.3.

(d)                                 Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.8.4 or fund participations in Swingline Loans pursuant to Section 2.9.5, the Pro Rata Share of each non-Defaulting Lender shall be computed without giving effect to the portion of the Revolving Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and/or Swingline Loans shall not exceed the positive difference, if any, of (A) the portion of the Revolving Commitment of that non-Defaulting Lender minus (B) the aggregate outstanding amount of the Revolving Loans of that Lender.

(e)                                  Termination of Requirement. Cash collateral (or the appropriate portion thereof) provided to reduce fronting exposure or other obligations shall no longer be required to be held as cash collateral following (i) the elimination of the applicable fronting exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by Agent and Fronting Bank that there exists excess cash collateral; provided, that the Person providing cash collateral and the Fronting Bank may agree that cash collateral shall be held to support future anticipated fronting exposure or other obligations and provided further, that to the extent that such cash collateral was provided by Borrower, such cash collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

3.15.2              Defaulting Lender Cure. If Borrower, Agent, Fronting Bank and Swingline Lender agree in writing in their respective sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 3.15.1(d)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected Parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

4.                                      CONDITIONS PRECEDENT

4.1                               Conditions Precedent to Closing. The Lenders shall not be obligated to make Loans and Fronting Bank shall not be obligated to issue Letters of Credit, in each case, on the Closing Date until the following conditions have been satisfied or waived by each such Lender:

4.1.1                     Agent shall have received:

(a)                                 Originals (to the extent available) or copies of the documents set forth on the Schedule of Documents, each duly executed by Borrower or its Affiliates or Subsidiaries, as applicable, and executed by the other parties thereto, together with such other assurances, certificates, documents or consents related to the foregoing as Agent reasonably may require, all in form and substance satisfactory to Agent;

(b)                                 such documentation as Agent may reasonably require to establish the due organization, valid existence and good standing of Borrower and each Guarantor, its qualification to engage in business in each material jurisdiction in which it is engaged in business or required to be so qualified, its authority to execute, deliver and perform the Loan Documents to which it is a party, the identity, authority and capacity of each Authorized Signatory thereof authorized to act on its behalf, including certified copies of articles of incorporation or organization and amendments thereto, bylaws and operating agreements and amendments thereto, certificates of good standing and/or qualification to engage in business, certificates of corporate resolutions, incumbency certificates, and the like;

(c)                                  insurance certificates or other evidence of property and liability insurance and loss payable endorsements and additional insured endorsements, in form and substance satisfactory to Agent, with respect thereto;

(d)                                 favorable written opinions, dated as of the date hereof, of counsel to Borrower and the Guarantors acceptable to Agent (which shall include DLA Piper LLP (US) and Walkers), addressed to Agent and Lenders (and their respective assigns) and otherwise in form and substance satisfactory to Agent as to such matters as Agent shall determine;

(e)                                  copies of all consents and authorizations of, permits from or filings with, any Governmental Authority or other Person required in connection with the execution, delivery, performance or enforceability of the Loan Documents or any provision thereof, if any, and no material changes in governmental regulations affecting Borrower, Agent or the Lenders shall have occurred; and

(f)                                   a certified UCC search from the applicable jurisdictions of organization with respect to Borrower and each Guarantor and any other searches as may be reasonably required by Agent.

4.1.2                     (a) All of the Indebtedness outstanding under the Existing Credit Agreement shall be repaid in full, all commitments (if any) in respect thereof shall have been terminated and all guarantees therefor and security therefor shall be released, and the Agent shall have received a payoff letter, authorization for the Borrower or its representatives to file or execute, as applicable, UCC-3 termination statements and other releases, in each case, in form and substance reasonably satisfactory to it evidencing such repayment, termination and authorization and (b) all letters of credit issued under the Existing Credit Agreement shall have been cash collateralized, supported or replaced, as applicable, by a Letter of Credit issued hereunder.

4.1.3                     All of the UCC-1 financing statements and other applicable documentation with respect to the Collateral Documents shall have been filed with the appropriate Governmental Authorities, and Agent, except as set forth in any of the Collateral Documents, shall hold a first priority perfected Lien in the Collateral, subject only to Permitted Liens.

4.1.4                     No material adverse change in the business, property, operations, prospects or condition (financial or otherwise) of Borrower and its Subsidiaries shall have occurred since December 31, 2013.

4.1.5                     Payment by Borrower to Agent of (a) all fees payable on the Closing Date under the Fee Letter and (b) all fees and documented costs and expenses of closing (including reasonable fees of legal counsel to Agent invoiced on or prior to the Closing Date) payable pursuant to Section 12.2 and invoiced to Borrower on or prior to the Closing Date;

4.1.6                     No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, Governmental Authority or legislative body (a) to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby or thereby and which, in Agent’s sole judgment, would make it inadvisable to consummate the transactions contemplated by this Agreement or (b) that could reasonably be expected to have a Material Adverse Effect;

4.1.7                     All of the representations and warranties of Borrower under this Agreement shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the Closing Date; and

4.1.8                     Borrower shall be in compliance with all the terms and provisions of the Loan Documents, and no Default or Event of Default shall have occurred and be continuing.

If any other term of any Loan Document should conflict, or appear to conflict, with this Section 4.1, the terms of this Section 4.1 shall control.

4.2                               Conditions to All Loans. It shall be a condition to the funding of any Loan or the issuance of any Letter of Credit that the following statements be true on the date of each such funding or issuance:

4.2.1                     Agent shall have timely received a Notice of Borrowing or a Letter of Credit Application, as applicable.

4.2.2                     all of the representations and warranties of Borrower under this Agreement and the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such date, except to the extent any such representations and warranties relate to an earlier date, both before and after giving effect to the funding of such Loan or the issuance of such Letter of Credit, and Agent shall have received, if it so elects and notifies Borrower thereof, a certification to that effect signed by an Authorized Signatory;

4.2.3                     No Default or Event of Default shall have occurred and be continuing or shall result from the funding of such Loan or the issuance of such Letter of Credit;

4.2.4                     no circumstance or event shall have occurred since the Closing Date, or would result from the funding of such Loan or the issuance of such Letter of Credit, that constitutes a Material Adverse Effect; and

4.2.5                     Agent, except as set forth in any of the Collateral Documents, shall hold a perfected, first priority Lien on all Collateral, subject only to Permitted Liens.

The request and acceptance by Borrower of the requested Loan or Letter of Credit shall be deemed to constitute, as of the date of such Loan, (a) a representation and warranty by Borrower that the conditions in this Section 4.2 have been satisfied or waived by each Lender and (b) a confirmation by Borrower of the granting and continuance of Agent’s Liens pursuant to the Collateral Documents.

5.                                      REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants that on the Closing Date and on the date of the funding of each Loan or the issuance of each Letter of Credit hereunder:

5.1                               Corporate Existence; Compliance with Law. Borrower and each of its Subsidiaries duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. Borrower and each of its Subsidiaries is duly qualified or registered to transact business and is in good standing in each other jurisdiction in which the conduct of its business or the ownership or leasing of its Property makes such qualification or registration necessary, except where the failure to be so qualified or registered could not reasonably be expected to have a Material Adverse Effect. Borrower and each of its Subsidiaries has all requisite power and authority to conduct its business, to own, pledge, mortgage or otherwise encumber and operate its Property, to lease the Property it operates under lease, to conduct its business as now or proposed to be conducted, to execute and deliver each Loan Document to which it is a party and to perform its Obligations. Borrower and each of its Subsidiaries is in compliance with all Applicable Law and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Authority that are necessary for the transaction of its business, except where the failure to be so qualified or registered could not reasonably be expected to have a Material Adverse Effect.

5.2                               Executive Offices; Corporate or Other Names; Conduct of Business. The locations of Borrower’s and its Subsidiaries’ chief executive office, other corporate offices, warehouses, other locations of Collateral and locations where all of Borrower’s books and records are kept are as set forth in Schedule 5.2. None of Borrower or its Subsidiaries shall change its (a) name, (b) chief executive office, (c) jurisdiction of formation, or (d) locations of books and records, without, in each instance, giving ten (10) Business Days’ prior written notice thereof (or such lesser period of time as consented to by Agent) to Agent and taking all actions deemed reasonably necessary or appropriate by Agent to protect and perfect Agent’s Liens continuously upon the Collateral.

5.3                               Authority; Compliance with Other Agreements and Instruments and Government Regulations. The execution, delivery and performance by Borrower and any Subsidiary of the Loan Documents to which each is a party have been duly authorized by all necessary corporate or limited liability company action, and do not and will not:

5.3.1                     Require any consent or approval not heretofore obtained of any member, partner, director, stockholder, security holder or creditor of such Person;

5.3.2                     Violate or conflict with any provision of such Person’s operating agreement, charter, articles or certificate of incorporation or bylaws, as applicable;

5.3.3                     Result in or require the creation or imposition of any Lien (other than pursuant to the Loan Documents) upon or with respect to any Property now owned or leased or hereafter acquired or leased by such Person;

5.3.4                     Violate any Applicable Law applicable to such Person, which violation could reasonably be expected to have a Material Adverse Effect; or

5.3.5                     Result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other Contractual Obligation to which such party is a party or by which such party or any of its Property is bound or affected which could reasonably be expected to have a Material Adverse Effect; and such party is not in violation of, or default under, any Applicable Law or Contractual Obligation, or any indenture, loan or credit agreement, in any respect which could reasonably be expected to have a Material Adverse Effect.

5.4                               No Governmental Approvals Required. Except as previously obtained or made, no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Authority is or will be required to authorize or permit under Applicable Law the execution, delivery and performance by Borrower and any Subsidiary of the Loan Documents to which it is a party, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.5                               Subsidiaries. Except as disclosed to the Agent on or prior to the Closing Date, Schedule 5.5 hereto correctly sets forth the names, forms of legal entity, issued and outstanding Stock, owned Stock and jurisdictions of organization of all Subsidiaries of Borrower as of the Closing Date. Except as described in Schedule 5.5, as of the Closing Date, Borrower does not own any capital stock, equity interest or debt security which is convertible, or exchangeable, for capital stock or equity interest in any Person. Unless otherwise indicated in Schedule 5.5, as of the Closing Date, all of the outstanding shares of capital stock, or all of the units of equity interest, as the case may be, of each Subsidiary are owned of record and beneficially by Borrower, there are no outstanding options, warrants or other rights to purchase capital stock of any such Subsidiary, and all such shares or equity interests so owned are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with all applicable state and federal securities laws and other Applicable Law, and are free and clear of all Liens, except for Permitted Liens.

5.6                               Financial Statements. Borrower has furnished to Agent the audited financial statements of Borrower and its Subsidiaries (on a consolidated basis) as of the fiscal year ending December 31, 2013 (including balance sheets, income statements and operating statements). The financial information contained therein fairly presents in all material respects the financial condition, results of operations and changes in financial position of Borrower and its Subsidiaries (on a consolidated basis) as of such date and for such period.

5.7                               No Other Liabilities; No Material Adverse Effect. As of the Closing Date, Borrower and its Subsidiaries do not have any material liability or material contingent liability required under GAAP to be reflected or disclosed, and not reflected or disclosed, in the financial statements described in Section 5.6 other than liabilities and contingent liabilities arising in the ordinary course of business since the date of such financial statements. As of the Closing Date, no circumstance or event has occurred since December 31, 2013 that constitutes a Material Adverse Effect.

5.8                               Title To and Location of Property. The Borrower and its Subsidiaries own and have good and marketable title, or a valid leasehold interest in, all their Property as reflected in the most recent Financial Statements delivered to the Agent (except those assets and properties disposed of in the ordinary course of business or otherwise in compliance with this Agreement since the date of such Financial Statements) and all respective Property acquired by the Borrower and its Subsidiaries since such date (except those disposed of in the ordinary course of business or otherwise in compliance with this Agreement), except, in each case, such defects in title that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Such Property is subject to no Lien, except for Permitted Liens.

5.9                               Intellectual Property. Borrower and its Subsidiaries own, or possess the right to use to the extent necessary in their respective businesses, all material Intellectual Property, and, to the best of their knowledge, no such Intellectual Property conflicts with the valid Intellectual Property of any other Person to the extent such conflict could reasonably be expected to have a Material Adverse Effect. Schedule 5.9 sets forth, as of the Closing Date, (a) all United States and foreign registrations of trademarks owned by Borrower and each of its Subsidiaries, and all pending applications for any such registrations, (b) all issued United States and foreign patents and pending patent applications owned by Borrower and each of its Subsidiaries, (c) all United States and foreign registered copyrights owned by Borrower and each of its Subsidiaries, and all pending applications for any such registrations and (d) all other material Intellectual Property necessary for Borrower and its Subsidiaries to conduct their respective businesses, including all material registered Intellectual Property licensed from third parties.

5.10                        Litigation. Except for (a) matters set forth in Schedule 5.10, (b) any matter fully covered as to subject matter and amount (subject to applicable deductibles and retentions) by insurance, (c) any matter, or series of related matters, involving a claim against Borrower or any of its Subsidiaries of less than $5,000,000 or (d) matters of an administrative nature not involving a claim or charge against Borrower or any of its Subsidiaries, as of the Closing Date, there are no actions, suits, proceedings or investigations pending as to which Borrower or any of its Subsidiaries have been served or have received notice or, to the best knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries or any Property of any of them, the Collateral, or any other transactions contemplated by this Agreement. Notwithstanding any contrary provision contained herein or any other Loan Document, as of the Closing Date, none of the matters set forth on Schedule 5.10 could reasonably be expected to have a Material Adverse Effect.

5.11                        Binding Obligations. Each of the Loan Documents to which Borrower and any Subsidiary is a party will, when executed and delivered by such Party, constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion..

5.12                        No Default. No event has occurred and is continuing that is a Default or Event of Default.

5.13                        ERISA.

5.13.1              With respect to each Pension Plan:

(a)                                 such Pension Plan complies in all material respects with ERISA and any other Applicable Law;

(b)                                 such Pension Plan has not incurred any “accumulated funding deficiency”(as defined in Section 302 of ERISA);

(c)                                  no “reportable event”(as defined in Section 4043 of ERISA, but excluding such events as to which the PBGC has by regulation waived the requirement therein contained that it be notified within thirty (30) days of the occurrence of such event) has occurred; and

(d)                                 neither Borrower nor any of its Subsidiaries has engaged in any non-exempt “prohibited transaction”(as defined in Section 4975 of the Code).

5.13.2              Neither Borrower nor any of its Subsidiaries has incurred or expects to incur any withdrawal liability to any Multiemployer Plan.

5.14                        Regulation U; Investment Company Act. No part of the proceeds of any Loan hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any margin stock in violation of Regulation U. Neither Borrower nor any of its Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15                        Disclosure. No written statement made by an Authorized Signatory to Agent in connection with this Agreement or any Loan, as of the date of such statement, contained any untrue statement of a material fact or omitted a material fact necessary to make the statement made not misleading in light of all the circumstances existing at the date the statement was made.

5.16                        Tax Liability. Borrower and its Subsidiaries have filed all federal, state and other material tax returns which are required to be filed, and have paid, or made provision for the payment of, all federal, state and other material taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained.

5.17                        Environmental Matters. Except as described in Schedule 5.17, as of the Closing Date (a) neither Borrower nor any of its Subsidiaries at any time has disposed of, discharged, released or threatened the release of any Hazardous Materials in material violation of any applicable Environmental Laws, (b) to the best knowledge of Borrower, no condition exists that violates any Environmental Law affecting any real property owned by Borrower or any of its Subsidiaries, (c) no real property or any portion thereof is or has been utilized by Borrower or any of its Subsidiaries as a site for the manufacture of any Hazardous Materials and (d) to the extent that any Hazardous Materials are used, generated or stored by Borrower or any of its Subsidiaries on any real property, or transported to or from such real property by Borrower or any of its Subsidiaries, such use, generation, storage and transportation are in compliance with all Environmental Laws in all material respects.

5.18                        Security Interests. Upon the execution and delivery of this Agreement and the Collateral Documents and the completion of all actions to perfect the security interests so created, except as set forth in the Collateral Documents, Agent will hold a valid first priority security interest in the Collateral described therein securing the Obligations.

5.19                        Insurance. Schedule 5.19 lists, as of the Closing Date, all current insurance of any nature maintained by Borrower, as well as a summary of the terms of such insurance.

5.20                        Solvency. Borrower and its Subsidiaries, taken as a whole, are, and after giving effect to each credit extension hereunder, will be, Solvent.

6.                                      AFFIRMATIVE COVENANTS (OTHER THAN INFORMATION AND REPORTING REQUIREMENTS)

So long as any portion of the Commitments remains in force or any Obligations remain unpaid, Borrower shall, and shall cause its Subsidiaries to:

6.1                               Payment of Taxes and Other Potential Liens. Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon any of them, upon their respective Property or any part thereof and upon their respective income or profits or any part thereof, except that Borrower and its Subsidiaries shall not be required to pay or cause to be paid (a) any tax, assessment, charge or levy that is not yet past due, or is being contested in good faith by appropriate proceedings so long as the relevant Person has established and maintains adequate reserves for the payment of the same or (b) any immaterial tax so long as no material Property of Borrower or its Subsidiaries is at impending risk of being seized, levied upon or forfeited.

6.2                               Preservation of Existence. Preserve and maintain their respective existences in the jurisdiction of their formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Authority that are necessary for the transaction of their respective businesses and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective businesses or the ownership or leasing of their respective Property, except (a) a merger or consolidation permitted by Section 7.2, a Disposition permitted by Section 7.1 or as otherwise permitted by this Agreement or (b) where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.3                               Maintenance of Insurance. Maintain liability, casualty and other insurance (subject to customary deductibles and retentions) on all Property with responsible insurance companies in such amounts and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which Borrower and its Subsidiaries operate and shall furnish to Agent, upon Agent’s reasonable request, statements of its insurance coverage. Borrower shall take commercially reasonable actions to maintain the foregoing insurance and/or to comply with all material requirements of such insurance coverage. Agent shall be named as additional insured on all liability insurance and Agent shall be named as a loss payee under all insurance policies insuring the Collateral.

Borrower shall deliver to Agent endorsements to all of its (a) “All Risk” and business interruption insurance policies naming Agent as loss payee, and (b) general liability and other liability policies naming Agent as an additional insured. All policies of insurance on real and personal property will include an endorsement, in form and substance acceptable to Agent, showing loss payable to Agent (Form 438 BFU or equivalent) and extra expense and business interruption endorsements. Borrower shall use commercially reasonable efforts to ensure that such endorsement, or an independent instrument furnished to Agent, will provide that the insurer will give at least thirty (30) days prior written notice to Agent before any such policy or policies of insurance shall be canceled. Upon the occurrence and continuation of a Default or Event of Default, Agent may require that Borrower direct all present and future insurers under its and its Subsidiaries’ “All Risk” policies of insurance to pay all proceeds payable thereunder directly to Agent for the ratable benefit of Lenders.

6.4                               Compliance with Applicable Law. Comply with all Applicable Law, except that Borrower and its Subsidiaries need not comply with an Applicable Law then being contested by any of them in good faith by appropriate proceedings or where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

6.5                               Inspection Rights. Upon reasonable notice, at any time during regular business hours and as often as reasonably requested (but not so as to materially interfere with the business of Borrower or any of its Subsidiaries) permit Agent, or any authorized employee or representative thereof, to examine, audit and make copies and abstracts from the books and records of, and to visit and inspect the Property of, Borrower and its Subsidiaries and to discuss the affairs, finances and accounts of Borrower and its Subsidiaries with its chief executive officer, president or chief financial officer. At all times, it is understood and agreed by Borrower that all expenses in connection with any such inspection which may be incurred by Borrower, any officers and employees thereof and the attorneys and independent certified public accountants therefor shall be expenses payable by Borrower and shall not be expenses of Agent or Lenders; provided, that the Borrower shall not be responsible for any of the foregoing expenses more than one (1) time per calendar year unless an Event of Default has occurred and is continuing.

6.6                               Keeping of Records and Books of Account. Keep adequate records and books of account reflecting all financial transactions in material conformity with GAAP, consistently applied, and in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower and its Subsidiaries.

6.7                               Compliance with Agreements. Promptly and fully comply with all Contractual Obligations to which any one or more of them is a party, except for any such Contractual Obligations (a) the performance of which would cause a Default, (b) then being contested by any of them in good faith by appropriate proceedings or (c) the non-compliance with which could not reasonably be expected to have a Material Adverse Effect.

6.8                               Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in this Agreement.

6.9                               Environmental Laws. Keep and maintain all real property used and/or owned by Borrower or any of its Subsidiaries and each portion thereof in compliance in all material respects with all applicable Environmental Laws, except to the extent that no Material Adverse Effect could reasonably be expected to result therefrom, and promptly notify Agent in writing (attaching a copy of any pertinent written material in Borrower’s reasonable discretion) of (a) any and all material enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened in writing by a Governmental Authority pursuant to any applicable Environmental Laws, (b) any and all material claims made or threatened in writing by any Person against Borrower or any of its Subsidiaries relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials and (c) discovery by any senior officer of Borrower or any of its Subsidiaries of any material occurrence or condition on any real property adjoining or in the vicinity of such real property that could reasonably be expected to cause such real property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such real property under any applicable Environmental Laws.

6.10                        Future Subsidiaries. Borrower shall, at its own expense promptly, and in any event within forty five (45) days after the formation or acquisition of any Domestic Subsidiary or Foreign Subsidiary (including, without limitation, (x) in connection with a Permitted Acquisition and (y) with respect to any such currently existing Subsidiary formed or acquired prior to the Closing Date, other than an Immaterial Subsidiary): (a) notify Agent of such event in writing, (b) cause each such Domestic Subsidiary to become a party to the Guaranty and the Security Agreement and each other applicable Collateral Document in accordance with the terms thereof, execute additional Collateral Documents if reasonably requested by Agent and amend the Collateral Documents as appropriate in light of such event to pledge to Agent (i) 100% of the equity securities of each such Subsidiary that is a Domestic Subsidiary; and (ii) 65% of the equity securities of each such Subsidiary that is a first-tier Foreign Subsidiary (provided that, if, as a result of any change in the tax laws of the United States of America after the date of this Agreement, the pledge by any Person of any additional equity securities in any such Foreign Subsidiary to Agent under the Collateral Documents would not result in adverse tax consequences to Borrower, then, promptly after the change in such laws, all such additional equity securities shall be so pledged under the Collateral Documents) and, except as set forth in any of the Collateral Documents, execute and deliver all documents or instruments reasonably required thereunder or appropriate to perfect the security interest created thereby, (c) deliver (or use commercially reasonable efforts to cause the appropriate Person to deliver) to Agent all certificates and other instruments constituting Collateral thereunder free and clear of all adverse Liens accompanied by undated stock powers or other instruments of transfer executed in blank (and take such other steps as may be reasonably requested by Agent to perfect Agent’s Lien in such Collateral consisting of equity securities in compliance with any applicable laws of jurisdictions outside of the United States of America), (d) cause each document (including each Uniform Commercial Code financing statement) required by law or reasonably requested by Agent to be filed, registered or recorded in order to create in favor of Agent a perfected, first-priority security interest in and Lien on the Collateral subject to (i) the Collateral Documents to be so filed, registered or recorded and evidence thereof delivered to Agent and (ii) Permitted Liens, (e) if requested by Agent, deliver an opinion of counsel in form and substance reasonably satisfactory to Agent with respect to each such new Domestic Subsidiary or Foreign Subsidiary, and/or the pledge of the equity securities of each such Domestic Subsidiary and Foreign

Subsidiary and the matters set forth in this Section 6.10, provided that this clause (e) shall not apply with respect to Subsidiaries acquired or created in connection with a transaction where the aggregate consideration paid or invested was less than $20,000,000, and (f) deliver to Agent the same organization documents, resolutions, certificates, lien searches and other matters with respect to such new Domestic Subsidiary or Foreign Subsidiary as required under Section 4.1 to be delivered with respect to Borrower on the date hereof, in form and substance reasonably satisfactory to Agent.

6.11                        Further Assurances; Schedule Supplements. At any time and from time to time, upon the written request of Agent and at the sole expense of Borrower, promptly and duly execute and deliver any and all such further instruments and documents and take such further action as such Agent may reasonably request to obtain the full benefits of this Agreement and to protect, preserve and maintain all rights of Agent and the Lenders in the Collateral and under this Agreement. Upon the occurrence and continuation of a Default or Event of Default and as often as Agent may thereafter require, Borrower will supplement each Schedule to this Agreement with respect to any matter hereafter arising that, if existing or occurring as of the Closing Date, would have been required to be set forth or described in such Schedule; provided, that such supplement shall not be deemed to be an amendment thereof unless expressly consented to in writing by Agent.

6.12                        Financial Covenants. Maintain the following financial covenants on a consolidated basis, as of the end of each Fiscal Quarter:

6.12.1              Minimum Liquidity. Maintain a Liquidity Amount of at least $35,000,000.

6.12.2              Minimum Adjusted EBITDA. Achieve Adjusted EBITDA of at least (a) $30,000,000 for the twelve (12) month period ending at the end of each Fiscal Quarter ending on or prior to December 31, 2014 and (b) $32,000,000 for the twelve (12) month period ending at the end of each Fiscal Quarter ending after December 31, 2014.

6.13                        Maintenance of Property. Maintain in good order and condition, consistent with industry practice and standards (taking into consideration wear and tear), all of its Property and not permit any waste thereof, and, in the ordinary course of business, make all needful and proper repairs, replacements, additions and improvements thereto as are necessary for the conduct of its business, except where the failure to maintain, not permit any waste of, preserve and protect any such Property could not reasonably be expected to have a Material Adverse Effect.

6.14                        Notification of Reportable Event. Borrower shall notify Agent immediately in writing upon the occurrence of any “Reportable Event” as defined in Title IV of ERISA or a prohibited transaction with respect to any Plan of Borrower or any of its ERISA Affiliates, or the institution or threatened institution by the PBGC of proceedings under ERISA to terminate or to partially terminate any such Plan, or the commencement or threatened commencement of any litigation against any Plan, its fiduciaries or its assets, or against Borrower or any ERISA Affiliate in connection with any Plan.

6.15                        [Reserved].

6.16                        Post-Closing. Borrower shall deliver each of the items listed on Schedule 6.16 promptly and in any event no later than the time period provided for therein with respect to each such item (or such later time period as consented to in writing by the Agent).

7.                                      NEGATIVE COVENANTS

So long as any portion of the Commitments remains in force or any Obligations remain unpaid, Borrower shall not, and shall cause its Subsidiaries to not:

7.1                               Disposition of Property. Make any sale, sale and leaseback, transfer, lease or other disposition in any single transaction or series of related transactions of any Property or group of related items of Property of Borrower or any of its Subsidiaries, whether now owned or hereafter acquired (“Disposition” ), except for the following:

7.1.1                     any Disposition of inventory in the ordinary course of business;

7.1.2                     any Disposition of damaged, worn or obsolete assets no longer useful in the conduct of Borrower’s business for not less than fair market value;

7.1.3                     any Disposition of Investments permitted by Section 7.10.2 or 7.10.6;

7.1.4                     any Disposition (a) by Borrower or any Subsidiary to Borrower or any Subsidiary that is a Guarantor or (b) by any Subsidiary that is not a Guarantor to any Subsidiary that is not a Guarantor, provided that the aggregate amount of the higher of the market value and the book value of all such Dispositions made under this clause (b) shall not exceed $5,000,000 at any time;

7.1.5                     non-exclusive licenses of Intellectual Property owned by Borrower to DLL;

7.1.6                     non-exclusive licenses of Intellectual Property owned by or licensed to Borrower or any Subsidiary to any third party in the ordinary course of business; and

7.1.7                     any other Dispositions provided that the aggregate consideration received or to be received (whether Cash, notes, Stock, or assumption of debt or otherwise) by Borrower and/or its Subsidiaries in any one Disposition does not exceed $10,000,000 and such aggregate consideration with respect to all such Dispositions does not exceed (a) $20,000,000 in any Fiscal Year or (b) $50,000,000 during the term of this Agreement.

7.2                               Fundamental Changes. Merge or consolidate with or into any Person, except (a) mergers and consolidations of a Subsidiary into Borrower (so long as Borrower is the surviving Person) or another Subsidiary (so long as a Subsidiary that is a Guarantor is the surviving Person) and (b) a merger or consolidation of a Person into Borrower or with or into a Subsidiary of Borrower that is a Permitted Acquisition (so long as Borrower or such Subsidiary, as applicable, is the surviving Person); provided that (i) no Change in Control results therefrom, (iii) no Default or Event of Default then exists or would result therefrom, (iv) Borrower executes such amendments to the Loan Documents as Agent may reasonably determine are appropriate as a result of such merger or consolidation in order to preserve the enforceability of the Loan

Documents on the parties thereto and their successors, if any, and, except to the extent set forth in the Collateral Documents, maintain the perfection of Agent’s Liens on the Collateral, and otherwise complies with Section 6.10 and (v) no violation of the terms of Section 6.2 or Section 7.3 would result therefrom. Borrower shall promptly notify Agent of any merger or consolidation involving Borrower.

7.3                               Acquisitions. Consummate an Acquisition except Permitted Acquisitions.

7.4                               Distributions. Make any Distribution, whether from capital, income or otherwise, whether in Cash or other Property; except for the following:

7.4.1                     Borrower may declare and pay Distributions in Cash to the holders of Borrower’s Stock (including to purchase, redeem or otherwise acquire Stock issued by it); provided that after giving effect to any such Distribution, as of the proposed date thereof, (a) Borrower is in pro forma compliance with the financial covenants set forth in Section 6.12, (b) the Funded Debt to Adjusted EBITDA Ratio does not exceed 1.25 to 1.00, (c) the Liquidity Amount is not less than $40,000,000 and (d) no Default or Event of Default has occurred and is continuing;

7.4.2                     Subsidiaries may make Distributions in Cash to Borrower;

7.4.3                     Borrower and each Subsidiary may declare and make Distributions payable solely in their common Stock; and

7.4.4                     Notwithstanding the provisions of Section 7.4.1 to the contrary, Distributions consisting of the purchase of options, restricted equity interests or equivalent rights in Borrower held by officers, directors and employees of Borrower and its Subsidiaries in an aggregate amount not to exceed $5,000,000 during the term of this Agreement, but only to the extent such Distributions are required pursuant to written agreements with such officers, directors and employees as in effect as of the Closing Date.

7.5                               ERISA. At any time, permit any Pension Plan to: (a) engage in any non-exempt “prohibited transaction”(as defined in Section 4975 of the Code); (b) fail to comply with ERISA or any other Applicable Law; (c) incur any material “accumulated funding deficiency”(as defined in Section 302 of ERISA); or (d) terminate in any manner.

7.6                               Change in Control. Permit any Change in Control to occur.

7.7                               Liens and Negative Pledges. Create, incur, assume or suffer to exist any Lien or Negative Pledge of any nature upon or with respect to any of its respective Property or any Collateral or engage in any sale and leaseback transaction with respect to any of its respective Property or any Collateral, whether now owned or hereafter acquired, except the following (“Permitted Liens”):

7.7.1                     Liens as of the Closing Date set forth on Schedule 7.7.

7.7.2                     Liens created under the Loan Documents;

7.7.3                     Purchase money Liens incurred to finance the purchase or construction of capital assets using the proceeds of Indebtedness, including Capital Lease Obligations, permitted under Section 7.8.3, and limited to the capital assets purchased or constructed;

7.7.4                     Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by the Liens described in Section 7.7.1 or 7.7.3; provided that any Lien incurred in connection with such extension, renewal or refinancing (a) is limited to the property covered by the existing Lien and (b) secures Indebtedness which is no greater in amount than the Indebtedness secured by the existing Lien;

7.7.5                     Liens securing taxes, assessments, and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA) or the claims of materialmen, mechanics, carriers, repairmen, warehousemen, or landlords or other like Liens incurred in the ordinary course of business, but which (a) have been bonded, (b) which are being contested in good faith by appropriate proceedings and for which Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP or (c) are not yet past due;

7.7.6                     Deposits under workers’ compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations of surety, appeal or customs bonds or to secure indemnity, performance or other similar bonds in the ordinary course of business;

7.7.7                     any judgment Lien not giving rise to an Event of Default;

7.7.8                     leases or subleases granted to others (in the ordinary course of business consistent with past practices) not interfering in any material respect with the ordinary conduct of the business or operations of Borrower or any Subsidiary;

7.7.9                     easements, rights-of-way, restrictions, minor defects, encroachments or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Borrower or any Subsidiary;

7.7.10              deposits in the ordinary course of business to secure liabilities to insurance carriers, lessor, utilities and other service providers;

7.7.11              bankers liens and rights of setoff with respect to customary depository arrangements entered into in the ordinary course of business;

7.7.12              Liens arising by reason of security for surety or appeal bonds in the ordinary course of business of Borrower or any Subsidiary;

7.7.13              a non-exclusive license, or similar right, of or to Intellectual Property granted in the ordinary course of business;

7.7.14              any Liens securing Indebtedness or other obligations permitted under Section 7.8.5; and

7.7.15     any other Liens securing Indebtedness or other obligations permitted under Section 7.8.11, provided that such Liens shall not attach to any real property owned by Borrower or any of its Subsidiaries.

The foregoing exceptions, however, shall not permit any Lien in or on any Stock of any Subsidiary, except for Liens created under the Collateral Documents.

7.8          Indebtedness and Guaranty Obligations. Create, incur or assume any Indebtedness or Guaranty Obligation except the following (“Permitted Indebtedness”):

7.8.1       Indebtedness existing on the Closing Date and disclosed in Schedule 7.8;

7.8.2       Indebtedness under the Loan Documents;

7.8.3       Purchase money Indebtedness or Capital Lease Obligations incurred to finance the purchase or construction of capital assets (which shall be deemed to exist if the Indebtedness or Capitalized Lease Obligation is incurred at or within ninety (90) days before or after the purchase or construction of the capital asset) in an aggregate amount not to exceed $5,000,000 outstanding at any one time;

7.8.4       Any extension, renewal or refinancing (but not the increase in the aggregate principal amount) of the Indebtedness described in Section 7.8.1 or 7.8.3;

7.8.5       Subordinated Debt in such amount as may be approved in writing by the Required Lenders;

7.8.6       Indebtedness consisting of Interest Rate Protection Agreements;

7.8.7       Indebtedness arising from agreements of Borrower or any Subsidiary providing for indemnification and adjustment of purchase price incurred in connection with any Permitted Acquisition;

7.8.8       Guaranty Obligations in support of the obligations of a Subsidiary, provided that such obligations are not prohibited by this Agreement;

7.8.9       Indebtedness of a Person acquired in a Permitted Acquisition which is outstanding at the time of such Acquisition (other than Indebtedness incurred solely in contemplation of such Acquisition);

7.8.10     Indebtedness of a Subsidiary of Borrower owed to Borrower or a wholly owned Subsidiary of the Borrower or Indebtedness of Borrower owed to a Subsidiary of Borrower, which Indebtedness shall (i) in the case of Indebtedness owed to Borrower or a Guarantor, be pledged under the Security Agreement, (ii) be on terms (including subordination terms) reasonably acceptable to the Agent, and (iii) be otherwise permitted under the provisions of Section 7.10;

7.8.11     Other Indebtedness in an aggregate principal amount not to exceed $5,000,000 outstanding at any one time.

7.9          Transactions with Affiliates. Make, or suffer to exist, any loan or advance or extend any credit to any Person, including, without limitation, any Affiliate of the Borrower other than:

7.9.1       employment, consulting, service, termination, compensation, expense reimbursement or indemnification arrangements entered into with directors or officers in the ordinary course of business;

7.9.2       transactions that are fully disclosed to the board of directors (or a committee thereof) of Borrower and expressly authorized by a resolution of the board of directors (or committee) of Borrower which is approved by a majority of the directors (or committee) not having an interest in the transaction;

7.9.3       transactions specifically permitted by Sections 7.1, 7.2, 7.4 and 7.8;

7.9.4       advances to employees officers, directors and employees of Borrower and its Subsidiaries for travel, entertainment, relocation, anticipated bonus and analogous ordinary business purposes;

7.9.5       trade credit advanced in the ordinary course of business;

7.9.6       transactions between or among Borrower and its Subsidiaries; and

7.9.7       transactions on overall terms at least as favorable to Borrower or its Subsidiaries as would be the case in an arm’s length transaction between unrelated parties of equal bargaining power.

7.10        Investments. Make or suffer to exist any Investment, other than:

7.10.1     Investments in existence on the Closing Date and disclosed on Schedule 7.10;

7.10.2     Investments consisting of Cash Equivalents;

7.10.3     Investments consisting of Permitted Acquisitions;

7.10.4     Investments consisting of advances to officers, directors and employees of Borrower and its Subsidiaries for travel, entertainment, relocation, anticipated bonus and analogous ordinary business purposes not to exceed $250,000 in the aggregate outstanding at any time;

7.10.5     Investments in a Subsidiary that is a Guarantor or in Borrower;

7.10.6     Investments in a Subsidiary that is not a Guarantor so long as:

(a)           after giving effect to any such Investment no Default or Event of Default has occurred and is continuing; and

(b)           the aggregate amount of such Investments does not exceed $5,000,000 during the term of this Agreement;

provided that the maximum amount set forth in clause (b) immediately above shall not apply to intercompany advances made to Borrower’s Foreign Subsidiaries to the extent such advances are made to pay for costs and expenses reasonably related to revenue generation by Borrower and its Subsidiaries.

7.10.7     Investments consisting of the extension of credit to customers or suppliers of Borrower and its Subsidiaries in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof;

7.10.8     Investments received in connection with a bona fide legal dispute with another Person or insurance proceeds received by Borrower;

7.10.9     Investments made in accordance with the cash investment policy of Borrower, as in effect from time to time, to the extent the current version thereof has been delivered to Agent promptly following its adoption; or

7.10.10  Investments made in a Subsidiary that is not a Guarantor by a Subsidiary that is not a Guarantor.

7.11        Change in Nature of Business. Make any material change in the nature of the businesses of Borrower and its Subsidiaries, as conducted historically and on the Closing Date.

7.12        Change in Fiscal Year or Accounting Method. Make any change in Borrower’s Fiscal Year or any material change in the accounting method used by Borrower not in accordance with GAAP without the prior written consent of Agent.

8.                                      INFORMATION AND REPORTING REQUIREMENTS

8.1          Reports and Notices. Borrower covenants and agrees that, so long as any portion of the Commitments remains in force or any Obligations remain unpaid, Borrower shall deliver to Agent (for distribution by it to the Lenders):

8.1.1       within three (3) Business Days after filing with the SEC, but in no event later than forty-five (45) days after the end of each Fiscal Quarter ( other than the fourth Fiscal Quarter in any Fiscal Year), (a) an internally-prepared consolidated balance sheet, income statement and cash flow statement of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the portion of the Fiscal Year ended with such Fiscal Quarter, all in reasonable detail and (b) a Compliance Certificate as of the end of such Fiscal Quarter signed by an Authorized Signatory which (i) states that no Default has occurred and is continuing, or, if any such Default has occurred and is continuing, a statement as to the nature thereof and what action the Borrower proposes to take with respect thereto, and (ii) sets forth, for such Fiscal Quarter or as of the last day of such Fiscal Quarter, a summary of the calculation of the financial ratios and tests provided in Section 6.12 hereof. Such financial statements shall be certified by an Authorized Signatory of Borrower as fairly presenting the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP (other than footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year-end accruals and audit adjustments;

8.1.2       within three (3) Business Days after filing with the SEC, but in no event later than ninety (90) days after the end of each Fiscal Year, the audited annual financial statements of Borrower and its Subsidiaries for such Fiscal Year prepared by an independent CPA firm satisfactory to Agent (which shall include Deloitte LLP) and accompanied by an audit opinion, which opinion shall not be subject to any qualification or exceptions as to the scope of the audit, together with a Compliance Certificate signed by an Authorized Signatory;

8.1.3       the Security Agreement Supplement, together with the Supplements to Schedules, as required pursuant to and subject to the terms of the Security Agreement;

8.1.4       promptly upon their becoming available and to the extent disclosure thereof is permitted by law, copies of any correspondence or notices received by Borrower or any Subsidiary from any Governmental Authority which regulates the operations of Borrower or any Subsidiary or from the Internal Revenue Service or any other state or federal tax authority relating to an actual or threatened change or development which would have, or could reasonably be expected to have, a Material Adverse Effect;

8.1.5       promptly, notice in writing of any known litigation, legal proceeding or dispute, other than disputes in the ordinary course of business affecting Borrower or any Subsidiary as a defendant, whether or not fully covered by insurance, and regardless of the subject matter thereof, which litigation, proceeding or dispute has a material probability of being resolved against the Borrower or any Subsidiary and, if determined or resolved against Borrower or any Subsidiary, is reasonably likely to have a Material Adverse Effect; and

8.1.6       promptly upon the earlier of the date on which the Borrower becomes aware or, in the exercise of reasonable due diligence should have become aware of the same, notify the Agent of the occurrence of any of the following:

(a)           any Default or Event of Default; and

(b)           any change in any Applicable Law, including changes in tax laws and regulations, which could reasonably be expected to have a Material Adverse Effect on the Borrower or any Subsidiary; and

8.2          Budgets. Borrower shall deliver to Agent (a) prior to the end of each Fiscal Year, (1) a draft budget and projection by Fiscal Quarter for the following Fiscal Year, including projected statement of operations of Borrower and its Subsidiaries, and (2) a draft summary forecast for each subsequent Fiscal Year through the Maturity Date, all in reasonable detail, and (b) promptly following the final approval thereof by the board of directors of Borrower, but in no event later than ninety (90) days after the end of each Fiscal Year, (1) a budget and projection by Fiscal Quarter for the following Fiscal Year, including projected statements of operations of Borrower and its Subsidiaries, and (2) a summary forecast for each subsequent Fiscal Year through the Maturity Date, all in reasonable detail.

8.3          [Reserved].

8.4          Other Reports. Borrower shall provide to Agent and the Lenders such other reports and information as from time to time may be reasonably requested by Agent.

9.                                      EVENTS OF DEFAULT; RIGHTS AND REMEDIES

9.1          Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Agreement:

9.1.1       Borrower shall fail to make any regularly scheduled payment of principal or interest in respect of any Obligations within five (5) Business Days after the same shall become due and payable or is declared in writing to be due and payable; provided that no grace period shall apply to nonpayment of the Obligations on the Maturity Date; or

9.1.2       Borrower or any Guarantor shall fail or neglect to perform, keep or observe any of the covenants, promises, agreements, requirements, conditions or other terms, Obligations (other than under Section 9.1.1) or provisions contained in this Agreement or any of the other Loan Documents and such default shall have continued for a period of thirty (30) days (or with respect to any defaults under Section 8, for a period of ten (10) days) after Agent’s notice to Borrower in writing of such default hereunder; provided there shall be no grace period for Borrower’s failure to perform, keep or observe any of the covenants, promises, agreements, requirements, conditions or other terms or provisions contained in Section 6.12, Section 6.16 and Section 7; or

9.1.3       an event of default shall occur under any agreement relating to any Indebtedness to which Borrower or any Subsidiary is a party, or by which any such Person or its Property is bound, and such event of default (1) involves the failure to make any payment, whether of principal, interest or otherwise, and whether due by scheduled maturity, required prepayment, acceleration, demand or otherwise, in respect of any Indebtedness (other than the Obligations) of such Person in an aggregate amount exceeding $2,500,000, and (2) accelerates the payment of (or permits any holder of such Indebtedness or a trustee to accelerate the payment of) such Indebtedness, or a portion thereof, in an aggregate amount exceeding $2,500,000 to become due prior to its stated maturity or prior to its regularly scheduled dates of payment; or

9.1.4       any representation or warranty in this Agreement or any other Loan Document, or in any written statement, report or certificate pursuant hereto or thereto, shall be untrue or incorrect in any material respect as of the date when made or reaffirmed by the Borrower or any Subsidiaries; or

9.1.5       any of the assets of Borrower or any Subsidiary having a value of $2,500,000 or more shall be attached, seized, levied upon or subjected to a writ or distress warrant or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of such Person, and any of the foregoing shall remain unstayed or undismissed for sixty (60) consecutive days; or any Person other than Borrower or any Subsidiary shall apply for the appointment of a receiver, trustee or custodian for the assets of Borrower or any Subsidiary and the order appointing such receiver, trustee or custodian shall remain unstayed or undismissed for sixty (60) consecutive days; or Borrower or any Subsidiary shall have concealed, removed or permitted to be concealed or removed, any part of its Property with intent to hinder, delay or defraud its creditors or any of them or made or suffered a transfer of any of its Property or the incurring of an obligation which may be fraudulent under any bankruptcy, fraudulent transfer or other similar law; or

9.1.6       a case or proceeding shall have been commenced involuntarily against Borrower or any Subsidiary in a court having competent jurisdiction seeking a decree or order: (a) under the Bankruptcy Code or any other applicable Federal, state or foreign Bankruptcy or other similar law, and seeking either (i) the appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of such Person or of any substantial part of its Property, or (ii) the reorganization or winding up or liquidation of the affairs of any such Person and such case or proceeding shall remain undismissed or unstayed for sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding; or (b) invalidating or denying (i) any Person’s right, power, or competence to enter into or perform any of its obligations under any Loan Document, or (ii) the validity or enforceability of this Agreement or any other Loan Document or any action taken hereunder or thereunder; or

9.1.7       Borrower or any Subsidiary shall (a) file a petition under the Bankruptcy Code or any other applicable Federal, state or foreign bankruptcy or other similar law, (b) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of any such Person or of any substantial part of its Property, (c) fail generally to pay (or admit in writing its inability to pay) its debts as such debts become due, or (d) take any corporate action in furtherance of any such action; or

9.1.8       there is entered against Borrower or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $2,500,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

9.1.9       Except as otherwise specifically permitted herein, Borrower or any Subsidiary voluntarily or involuntarily dissolves (provided Borrower shall have sixty (60) days to cure any involuntary dissolution), or is dissolved, terminates or is terminated; except Borrower may dissolve inactive Subsidiaries; or

9.1.10     Borrower or any Subsidiary is enjoined, restrained, or in any way prevented by the order of any court or other Governmental Authority, the effect of which order restricts such Person from conducting all or any material part of its business, unless such order is subject to a good faith dispute being diligently pursued according to appropriate legal proceedings and such order could not reasonably be expected to have a Material Adverse Effect; or

9.1.11     the loss, suspension or revocation of, or failure to renew, any License now or hereafter in effect or any permit now held or hereafter acquired by Borrower or any Subsidiary, which loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect; or

9.1.12     any Lien or any provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms, or any Lien granted, or intended by the Loan Documents to be granted, to Agent shall cease to be a valid and perfected Lien having the first priority (or a lesser priority if expressly permitted in the Loan Documents) in any of the Collateral covered or purported to be covered thereby; or

9.1.13     Any Pension Plan maintained by Borrower is finally determined by the PBGC to have an “accumulated funding deficiency” as that term is defined in Section 302 of ERISA in excess of an amount equal to 5% of the consolidated total assets of Borrower as of the most recently ended Fiscal Quarter.

9.2          Remedies.

9.2.1       If any Default has occurred and is continuing, then Agent may, with the prior written approval of Required Lenders, terminate or suspend Lenders’ obligation to make further Loans. If any Event of Default has occurred and is continuing, then Agent may, with the prior written approval of Required Lenders and upon written notice to Borrower from Agent, increase the rate of interest applicable to the Loans to the Default Rate effective as of the date of the initial Default giving rise to such Event of Default. In addition, if any Event of Default shall have occurred and be continuing, Agent may (upon prior written approval of Required Lenders), without notice, take any one or more of the following actions: (a) declare all or any portion of the Obligations to be forthwith due and payable, whereupon such Obligations shall become and be due and payable; or (b) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC; provided, that upon the occurrence of an Event of Default specified in Sections 9.1.5, 9.1.6 or 9.1.7, the Obligations shall become immediately due and payable (and any obligation of Lenders to make further Loans, if not previously terminated, shall immediately be terminated) without declaration, notice or demand by Agent.

9.2.2       Each Lender’s rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which Lenders may have under any Loan Document or at law or in equity. Recourse to the Collateral shall not be required. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any Applicable Law, and all provisions of this Agreement are intended to be subject to any Applicable Law that may be controlling and to be limited, to the extent necessary, so that they do not render this Agreement invalid, unenforceable, in whole or in part.

9.3          Waivers by Borrower. Except as otherwise provided for in this Agreement and to the fullest extent permitted by Applicable Law (to be effective upon and limited to the occurrence and during the continuance of an Event of Default), Borrower waives: (a) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Loan Documents, the Notes or any other notes, commercial paper, accounts, Contracts, documents, instruments, chattel paper and guaranties at any time held by or entered into with any of Agent, Fronting Bank or the Lenders on which Borrower may in any way be liable, other than notices specifically required by the Loan Documents or Applicable Law; (b) all rights to notice and a hearing prior to Agent’s or Lenders’ taking possession or control of, or to Agent’s or Lenders’ replevin, attachment or levy upon, any Collateral or any bond or security which might be required by any court prior to allowing Agent or the Lenders to exercise any of their remedies, other than notices specifically required by the Loan Documents or Applicable Law; and (c) the benefit of all valuation, appraisal and exemption laws. Borrower acknowledges that it has been advised by counsel with respect to this Agreement, the other Loan Documents and the transactions evidenced hereby and thereby.

9.4          Proceeds. The Proceeds of any sale, disposition or other realization upon any Collateral shall be applied by any Lender upon receipt as set forth in Section 3.9.

10.                               SUCCESSORS AND ASSIGNS

Each Loan Document shall be binding on and shall inure to the benefit of Borrower, Lenders, Agent and their respective successors and assigns, except as otherwise provided herein or therein. Borrower shall not assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties under any Loan Document without the prior written consent of all of the Lenders, and any such purported assignment, transfer, hypothecation or other conveyance by Borrower without the prior express written consent of all of the Lenders shall be void. The terms and provisions of this Agreement and the other Loan Documents are for the purpose of defining the relative rights and obligations of Borrower and Lenders with respect to the transactions contemplated hereby and thereby, and there shall be no third party beneficiaries of any of the terms and provisions of any of the Loan Documents. Subject to Section 12.8.2 of this Agreement, each Lender reserves the right at any time to create and sell a participation in any portion of the Loans and the Loan Documents and to sell, transfer or assign any or all of its rights in the Loans and under the Loan Documents.

11.                               [RESERVED]

12.                               MISCELLANEOUS

12.1        Complete Agreement; Modification of Agreement. This Agreement and the other Loan Documents constitute the complete agreement among the parties with respect to the subject matter hereof and thereof, supersede all prior agreements, commitments, understandings or inducements (oral or written, expressed or implied), and may not be modified, altered or amended except by a written agreement signed by Agent, Lenders, Borrower and each other Person executing this Agreement or any other Loan Document, as applicable.

12.2        Reimbursement and Expenses. Borrower will promptly pay:

12.2.1     without regard for whether any Loans are made, all reasonable and documented, out-of-pocket expenses of Agent invoiced to Borrower in connection with the preparation, negotiation, execution, and delivery of this Agreement and the other Loan

Documents, including all due diligence, all post-closing matters, syndication, and the transactions contemplated hereunder and thereunder and the making of the Loans, including, recording and filing fees, and the reasonable and documented attorneys’ fees and disbursements of counsel for Agent;

12.2.2     except as otherwise provided herein, all reasonable out-of-pocket expenses of Agent in connection with the administration or monitoring of the Loans, the Collateral, this Agreement and the other Loan Documents in accordance with the provisions thereof, the restructuring and refinancing of the transaction herein contemplated, and in connection with the preparation, negotiation, execution, and delivery of any waiver, amendment, or consent by Agent relating to this Agreement or the other Loan Documents, including reasonable auditing costs and expenses with respect to the Collateral and the reasonable and documented attorneys’ fees and expenses of counsel;

12.2.3     all of Agent’s and each Lenders’ out-of-pocket costs and expenses of obtaining performance under this Agreement or the other Loan Documents, of collection of the Obligations and of enforcement of the Loan Documents, including in any arbitration, mediation, legal action or proceeding (including any case under the Bankruptcy Code or similar laws), which, in each case, shall include reasonable fees and expenses of counsel for Agent and each Lender; and

12.2.4     all Charges levied on, or assessed, placed or made against any Collateral, the Notes or the other Loan Documents or the Obligations.

12.3        Indemnity.

12.3.1     Borrower shall indemnify and hold each Indemnified Person harmless from and against any Claim which may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended or not extended under this Agreement and the other Loan Documents or otherwise in connection with or arising out of the transactions contemplated hereunder or thereunder, including any Claim for Environmental Liabilities and Costs and legal costs and expenses of disputes between the parties to this Agreement; provided, that Borrower shall not be liable for indemnification of an Indemnified Person from and against any Claim to the extent that (a) such Claim is brought by any Indemnified Person against Borrower and Borrower is the prevailing party thereunder, (b) such Claim is finally determined by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct or (c) such Claim is asserted against such Indemnified Person by another Indemnified Person. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED OR NOT EXTENDED UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER. This Section 12.3.1 shall survive the Termination Date.

12.3.2     All obligations of Borrower with respect to any item of Collateral shall be and remain enforceable against, and only against, Borrower and shall not be enforceable against Agent or any Lender.

12.4        No Waiver. Neither Agent’s nor any Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of any Loan Document, nor Agent’s or any Lender’s failure to exercise, nor any delay in exercising, any right, power or privilege under this Agreement, (a) shall waive, affect or diminish any right of Agent or any Lender thereafter to demand strict compliance and performance therewith, or (b) shall operate as a waiver thereof. Any suspension or waiver of a Default, Event of Default, or other provision under the Loan Documents must be in writing signed by an authorized employee of Agent or any Lender to be effective and shall not suspend, waive or affect any other Default or Event of Default, whether the same is prior or subsequent thereto and whether of the same or of a different type, and shall not be construed as a bar to any right or remedy which Agent or any Lender would otherwise have had on any future occasion.

12.5        Severability; Drafting. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of any Loan Document shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of such Loan Document. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon Borrower and all rights of Agent and Lenders, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the reimbursement and expense provisions of Section 12.2, the indemnity provisions of Section 12.3, the governing law and venue provisions of Section 12.14 and the waiver of jury trial provisions of Section 12.15 shall all survive the Termination Date. In the event of a dispute between any of the parties hereto over the meaning of this Agreement, all parties shall be deemed to have been the drafter hereof, and any Applicable Law that states that contracts are construed against the drafter shall not apply.

12.6        Conflict of Terms. Except as otherwise provided in any Loan Document by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any other Loan Document, the provision contained in this Agreement shall govern and control.

12.7        Notices.

12.7.1     All notices and other communications under this Agreement and the other Loan Documents shall be in writing and shall be deemed to have been given three (3) days after deposit in the mail, first class mail, postage prepaid, or one (1) day after being entrusted to a reputable commercial overnight delivery service, or when sent out by facsimile transmission or electronic mail addressed to the party to which such notice is directed at its address determined as provided in this Section 12.7. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(a)                                 If to Borrower:

DTS, Inc.
5220 Las Virgenes Road
Calabasas, California 91302
Attn: Rachel Cahn
Telephone No.: 818-436-1222
Facsimile No.: 818-436-1722
Electronic Mail: Rachel.Cahn@dts.com

and to:

DTS, Inc.
5220 Las Virgenes Road
Calabasas, California 91302
Attn: Jeanine Pisoni
Telephone No.: 818-436-1353
Facsimile No.: 818-436-1850
Electronic Mail: Jeanine.Pisoni@dts.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
1251 Avenue of the Americas
New York, New York 10020
Attn: Jamie Knox
Facsimile No.: (212) 884-8692
Electronic Mail: Jamie.Knox@dlapiper.com

(b)                                 If to Agent:

Wells Fargo Bank, National Association
1800 Century Park East, Suite 1300
Los Angeles, CA 90067
Attn: Greg Cohn
Telephone No.: (310) 789-5304
Electronic Mail: greg.cohn@wellsfargo.com

with a copy to:

Bingham McCutchen LLP
355 South Grand Avenue, 43rd Floor
Los Angeles, CA 90071
Attn: Mark Spitzer
Telephone No.: (213) 680-6656
Facsimile No.: (213) 830-8756
Electronic Mail: mark.spitzer@bingham.com

12.7.2              Any party to this Agreement may change the address to which notices shall be directed under this Section 12.7 by giving ten (10) days’ written notice of such change to the other parties.

12.8                        Binding Effect; Assignment.

12.8.1              Subject to the terms of Section 10, this Agreement and the other Loan Documents to which Borrower is a party will be binding upon and inure to the benefit of Borrower, Agent, Fronting Bank and each of Lenders and their respective successors and assigns. Each Lender represents that it is not acquiring its Note with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (subject to any requirement that disposition of such Note must be within the control of such Lender). Any Lender may at any time pledge its Note or any other instrument evidencing its rights as a lender under this Agreement to a Federal Reserve Bank, but no such pledge shall release that Lender from its obligations hereunder or grant to such Federal Reserve Bank the rights of a Lender hereunder absent foreclosure of such pledge.

12.8.2              From time to time following the Closing Date, each Lender may assign to one or more Eligible Assignees all or any portion of its Pro Rata Share of the Commitments; provided that (a) such assignment shall be approved by Agent and, provided no Default or Event of Default then exists, Borrower, which approval(s) shall not be unreasonably withheld, conditioned or delayed; (b) such assignment shall be evidenced by a Commitment Assignment and Acceptance, a copy of which shall be furnished to Agent as hereinbelow provided and made available to Borrower upon its request; (c) except in the case of an assignment (i) to an Affiliate of the assigning Lender or to another Lender or (ii) of the entire remaining Commitments of the assigning Lender, the assignment shall not assign a Pro Rata Share of the Commitments that is equivalent to less than $5,000,000; and (d) the effective date of any such assignment shall be as specified in the Commitment Assignment and Acceptance, but not earlier than the date which is five (5) Business Days after the date Agent has received the Commitment Assignment and Acceptance. Upon the effective date of such Commitment Assignment and Acceptance, the Eligible Assignee named therein shall be a Lender for all purposes of this Agreement, with the Pro Rata Share of the Commitments therein set forth and, to the extent of such Pro Rata Share, the assigning Lender shall be released from its further obligations under this Agreement. Borrower agrees that it shall execute and deliver (against delivery by the assigning Lender to Borrower of its Notes) to such assignee Lender, Notes evidencing that assignee Lender’s Pro Rata Share of the Commitments, and to the assigning Lender, Notes evidencing the Pro Rata Share retained by the assigning Lender.

12.8.3              By executing and delivering a Commitment Assignment and Acceptance, the Eligible Assignee thereunder acknowledges and agrees that: (a) other than the representation and warranty that it is the legal and beneficial owner of the Pro Rata Share of the Commitments being assigned thereby free and clear of any adverse claim, the assigning Lender has made no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement or any other Loan Document; (b) the assigning Lender has made no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance by

Borrower of the Obligations; (c) it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Commitment Assignment and Acceptance; (d) it will, independently and without reliance upon Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (e) it appoints and authorizes Agent to take such action and to exercise such powers under this Agreement as are delegated to Agent by this Agreement; and (f) it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

12.8.4              Agent shall maintain at Agent’s Office a copy of each Commitment Assignment and Acceptance delivered to it and a register (the “Register”) of the names and address of each of the Lenders and the Pro Rata Share of the Commitments held by each Lender, giving effect to each Commitment Assignment and Acceptance. The Register shall be available during normal business hours for inspection by Borrower or any Lender upon reasonable prior notice to Agent. After receipt of a completed Commitment Assignment and Acceptance executed by any Lender and an Eligible Assignee, and receipt of a non-refundable assignment fee of Three Thousand Five Hundred Dollars ($3,500) from such Lender or Eligible Assignee, Agent shall, promptly following the effective date thereof, provide to Borrower and the Lenders a revised Schedule 2.1 giving effect thereto. Borrower, Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the Pro Rata Share of the Commitments listed therein for all purposes hereof, and no assignment or transfer of any such Pro Rata Share of the Commitments shall be effective, in each case unless and until a Commitment Assignment and Acceptance effecting the assignment or transfer thereof shall have been accepted by Agent and recorded in the Register as provided above. Prior to such recordation, all amounts owed with respect to the applicable Pro Rata Share of the Commitments shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Pro Rata Share of the Commitments.

12.8.5              Each Lender may from time to time grant participations to one or more banks or other financial institutions (other than Defaulting Lenders) in a portion of its Pro Rata Share of the Commitments; provided, however, that (a) such Lender’s obligations under this Agreement shall remain unchanged; (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; (c) the participating banks or other financial institutions shall not be a Lender hereunder for any purpose; (d) Borrower, Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; (e) the participation interest shall be expressed as a percentage of the granting Lender’s Pro Rata Share of the Commitments as it then exists and shall not restrict an increase in the Commitments, or in the granting Lender’s Pro Rata Share of the Commitments, so long as the amount of the participation interest is not affected thereby; and (f) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents other than those which (i) increase the Commitments, (ii) extend the Maturity Date or any other date upon which any payment of money is due to the Lenders, (iii) reduce the rate of interest on the Notes, any fee or any other monetary amount payable to the Lenders, or (iv) release any material Collateral from the Lien of the Collateral Documents, except if such release of material Collateral occurs in connection with a disposition permitted under this Agreement in which case such release shall not require the consent of any of the Lenders or of any holder of a participation interest in the Commitments.

12.8.6              In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

12.9                        Right of Setoff. If an Event of Default has occurred and is continuing, Agent, Fronting Bank and any Lender other than a Defaulting Lender (but in each case only with the consent of the Required Lenders) may exercise its rights under Article 9 of the Uniform Commercial Code and other Applicable Law and, to the extent permitted by Applicable Law, apply any funds in any deposit account maintained with it by Borrower and/or any Property of Borrower in its possession against the Obligations.

12.10                 Sharing of Setoffs. Each Lender severally agrees that if it, through the exercise of any right of setoff, banker’s lien or counterclaim against Borrower, or otherwise, receives payment of the Obligations held by it that is ratably more than any other Lender, through any means, receives in payment of the Obligations held by that Lender, then, subject to Applicable Law: (a) the Lender exercising the right of setoff, banker’s lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from each of the other Lenders a participation in the Obligations held by the other Lenders and shall pay to the other Lenders a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender’s share of the Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker’s lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by Borrower or any Person claiming through or succeeding to the rights of Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Lender that purchases a participation in the Obligations pursuant to this Section 12.10 shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased pursuant to this Section 12.10 may exercise any and all rights of setoff, banker’s lien or counterclaim with respect to the participation as fully as if the Lender were the original owner of the Obligation purchased.

12.11                 Section Titles. The Section titles and Table of Contents contained in this Agreement and any other Loan Document are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

12.12                 Counterparts. Each Loan Document may be executed in any number of identical counterparts, which shall constitute an original and collectively and separately constitute a single instrument or agreement.

12.13                 Time of the Essence. Time is of the essence for payment and performance of the Obligations.

12.14                 Governing Law; Jurisdiction, Etc.

12.14.1       Governing Law.  This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

12.14.2       Submission to Jurisdiction.  Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against Agent, any Lender, Fronting Bank, the Swingline Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that Agent, any Lender, Fronting Bank or the Swingline Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Borrower, any Guarantor or its properties in the courts of any jurisdiction.

12.14.3       Waiver of Venue.  Borrower irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 12.14.2.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

12.14.4       Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.7.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

12.15                 WAIVER OF JURY TRIAL.

12.15.1       EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

12.15.2       IN THE EVENT ANY SUCH LEGAL PROCEEDING IS BROUGHT OR FILED IN ANY UNITED STATES FEDERAL COURT SITTING IN THE STATE OF CALIFORNIA OR IN ANY STATE COURT OF THE STATE OF CALIFORNIA, AND THE WAIVER OF JURY TRIAL SET FORTH IN SECTION 12.15.1 IS DETERMINED OR HELD TO BE INEFFECTIVE OR UNENFORCEABLE, EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE ADJUDICATION OF ALL CLAIMS PURSUANT TO JUDICIAL REFERENCE AS PROVIDED IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638, AND THE JUDICIAL REFEREE SHALL BE EMPOWERED TO HEAR AND DETERMINE ALL ISSUES IN SUCH REFERENCE, WHETHER FACT OR LAW.

12.15.3       EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND CONSENT AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.16                 Amendments; Consents. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by Borrower or any other party therefrom, may in any event be effective unless in writing signed by Agent and the Required Lenders (and, in the case of any amendment, modification or supplement of or to any Loan Document to which Borrower is a party, signed by Borrower, and, in the case of any amendment, modification or supplement to Section 13, signed by Agent, respectively), and then only in the specific instance and for the specific purpose given; provided, however, that:

12.16.1                   Any amendment, waiver or consent which would (i) amend or waive this Section 12.16 or any part thereof; (ii) amend or waive any of the conditions precedent set forth in Section 4.1; or (iii) amend any provision of this Agreement that expressly requires the consent or approval of all or a specified portion of the Lenders, must be in writing and signed or approved in writing by all of the Lenders;

12.16.2                   Any amendment, waiver or consent which releases any substantial part of the Collateral must be in writing and signed or approved in writing by all Lenders, except that any release in connection with a sale or other disposition of Collateral authorized by Section 7.1 shall not require the approval of any Lenders;

12.16.3                   Any amendment, waiver or consent which increases or decreases the Pro Rata Share of any Lender must be in writing and signed by such Lender;

12.16.4                   Any amendment, waiver or consent which extends the commitment of any Lender must be in writing and signed by such Lender; and

12.16.5                   Any amendment, waiver or consent which modifies the amount of principal, principal prepayments or the rate of interest payable on, any Note, or the amount of any Unused Revolving Loan Fee payable to any Lender, or any other fee or amount payable to any Lender under the Loan Documents or to waive an Event of Default consisting of the failure of Borrower to pay when due principal, interest or any fee must be in writing and signed by such Lender.

Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 12.16 shall apply equally to, and shall be binding upon, all the Lenders and Agent. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Pro Rata Share of such Lender may not be increased or extended without the consent of such Lender.

12.17                 Foreign Lenders and Participants.

12.17.1       Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 12.17(ii)(a), (ii)(b) and (ii)(d) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

12.17.2       Without limiting the generality of the foregoing,

(a)                                 any Lender that is a U.S. Person shall deliver to Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement or receives a participation interest herein pursuant to Section 12.8, if applicable (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(b)                                 any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement or receives a participation interest herein pursuant to Section 12.8, if applicable (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)                                     in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)                                  executed originals of IRS Form W-8ECI;

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(iv)                              to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such

Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(c)                                  any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower or Agent to determine the withholding or deduction required to be made; and

(d)                                 if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

12.17.3       Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

12.17.4       In the event that Borrower or Agent become aware that a participation has been granted pursuant to Section 12.8.5 to a financial institution that is incorporated or otherwise organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia, then, upon request made by Borrower or Agent to the Lender which granted such participation, such Lender shall cause such participant financial institution to deliver the same documents and information to Borrower and Agent as would be required under this Section if such financial institution were a Lender.

12.18                 Confidentiality. Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to

the extent required by Applicable Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that (x) is available to the Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or (y) is clearly identified at the time of delivery as not being confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of Borrower or its Subsidiaries and the lending commitments provided hereunder in any customary “tombstone” or other customary advertisements, on its website or in other customary marketing materials of Agent.

12.19                 Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by the Borrower and each Guarantor to honor all of their respective obligations under the Guaranty and the other Loan Documents in respect of Swap Obligations under any Interest Rate Protection Agreement (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 12.19 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 12.19, or otherwise under the Guaranty, voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Subject to Section 8 of the Guaranty, the obligations of each Qualified ECP Guarantor under this Section 12.19 shall remain in full force and effect until the Termination Date. Each Qualified ECP Guarantor intends that this Section 12.19 constitute, and this Section 12.19 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of the Borrower and each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

13.                               AGENT

13.1                        Appointment and Authorization.

13.1.1                          Each of the Lenders and Fronting Bank hereby irrevocably appoints Wells Fargo Bank, National Association to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section 13 are solely for the benefit of Agent, the Lenders and Fronting Bank, and neither Borrower nor any Subsidiary thereof and no Guarantor shall have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

13.1.2                          Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacity as a potential party to an Interest Rate Protection Agreement or Bank Products Agreement) and Fronting Bank hereby irrevocably appoints and authorizes Agent to act as the agent of such Lender and Fronting Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of Borrower or the Guarantors to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto (including, without limitation, to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the applicable secured parties).  In this connection, Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by Agent pursuant to this Section 13 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of Agent), shall be entitled to the benefits of all provisions of Section 12 (including Sections 12.2 and 12.3, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) and this Section 13 as if set forth in full herein with respect thereto.

13.2                        Rights as a Lender.  The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or Guarantor or other Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to the Lenders.

13.3                        Exculpatory Provisions.

13.3.1              Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature.  Without limiting the generality of the foregoing, Agent:

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower, any Guarantor, or any of Subsidiaries or Affiliates of Borrower or any Guarantor that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.

13.3.2              Agent shall not be liable for any action taken or not taken by it (a) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.16 and Section 9.2) or (b) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment.  Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to Agent by Borrower, a Lender or Fronting Bank.

13.3.3              Agent shall not be responsible for or have any duty to ascertain or inquire into (a) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (b) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith (including, without limitation, any report provided to it by Fronting Bank pursuant to Section 2.8.9), (c) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (d) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (e) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent or (f) the utilization of Letters of Credit (it being understood and agreed that Fronting Bank shall monitor utilization of Letters of Credit without any further action by Agent).

13.4                        Reliance by Agent.  Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or Fronting Bank, Agent may presume that such condition is satisfactory to such Lender or Fronting Bank unless Agent shall have received notice to the contrary from such Lender or Fronting Bank prior to the making of such Loan or the issuance of such Letter of Credit.  Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

13.5                        Delegation of Duties.  Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Agent.  Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section 13 shall apply to any such sub-agent and to the Related Parties of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Commitments (if any) as well as activities as Agent.  Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

13.6                        Resignation of Agent.

13.6.1              Agent may at any time give notice of its resignation to the Lenders, Fronting Bank and Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders and Fronting Bank, appoint a successor Agent meeting the qualifications set forth above; provided, that in no event shall any such successor Administrative Agent be a Defaulting Lender.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

13.6.2              If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to Borrower and such Person, remove such Person as Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

13.6.3              With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Agent on behalf of the Lenders or Fronting Bank under any of the

Loan Documents, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender and Fronting Bank directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section and Sections 12.2 and 12.3 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

13.6.4              Any resignation by, or removal of, Wells Fargo Bank, National Association as Agent pursuant to this Section shall also constitute its resignation as Fronting Bank and Swingline Lender.  Upon the acceptance of a successor’s appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Fronting Bank, if in its sole discretion it elects to, and Swingline Lender, (b) the retiring Fronting Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Fronting Bank, if in its sole discretion it elects to, shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Fronting Bank to effectively assume the obligations of the retiring Fronting Bank with respect to such Letters of Credit.

13.7                        Non-Reliance on Agent and Other Lenders.  Each Lender and Fronting Bank acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and Fronting Bank also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

13.8                        No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Agent, a Lender or Fronting Bank hereunder.

13.9                        Collateral and Guaranty Matters.

13.9.1              Each of the Lenders (including in its or any of its Affiliate’s capacities as a potential counterparty to an Interest Rate Protection Agreement or Bank Products Agreement) irrevocably authorize Agent, at its option and in its discretion:

(a)                                 to release any Lien on any Collateral granted to or held by Agent under any Loan Document (i) upon the termination of the Revolving Commitment and payment in full of all Obligations (other than (1) contingent indemnification obligations under any of the Loan Documents and (2) obligations and liabilities under Interest Rate Protection Agreements or Bank Products Agreements as to which arrangements reasonably satisfactory to the applicable Lender shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements reasonably satisfactory to Fronting Bank shall have been made), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (iii) if approved, authorized or ratified in writing in accordance with Section 12.16;

(b)                                 to subordinate any Lien on any Collateral granted to or held by Agent under any Loan Document to the holder of any Permitted Lien; and

(c)                                  to release any Guarantor from its obligations under any Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by Agent at any time, the Required Lenders will confirm in writing Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 13.9.  In each case as specified in this Section 13.9, Agent will, at Borrower’s expense, execute and deliver to the applicable Party such documents as such Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under any of the Loan Documents, in each case in accordance with the terms of the Loan Documents and this Section 13.9.  In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting a Disposition permitted pursuant to Section 7.1, the Liens created by any of the Collateral Documents on such property shall be automatically released without need for further action by any Person.

13.9.2              Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Agent’s Lien thereon, or any certificate prepared by any Party in connection therewith, nor shall Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

13.10                 Interest Rate Protection Agreements and Bank Products Agreements.  No lender that is a party to an Interest Rate Protection Agreement or Bank Products Agreement that obtains the benefits of any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Section 13 to the contrary, Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Interest Rate Protection Agreements and Bank Products Agreements unless Agent has received written notice of such Interest Rate Protection Agreements and Bank Products Agreements, together with such supporting documentation as Agent may request, from the applicable lender party thereto, as the case may be

13.11                 Indemnification. Each Lender shall, ratably in accordance with its proportion of the Commitments, indemnify and hold Agent and its directors, officers, agents, employees and attorneys harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees and disbursements and allocated costs of attorneys employed by Agent) that may be imposed on, incurred by or asserted against it or them in any way relating to or arising out of the Loan Documents (other than losses incurred by reason of the failure of Borrower to pay the Indebtedness represented by the applicable Note) or any action taken or not taken by it as Agent thereunder, except such as result from its own gross negligence or willful misconduct. Without limitation on the foregoing, each Lender shall reimburse Agent upon demand for that Lender’s Pro Rata Share (in respect of the Revolving Commitment) of any out of pocket cost or expense incurred by Agent in connection with the negotiation, preparation, execution, delivery, amendment, waiver, restructuring, reorganization (including a bankruptcy reorganization), enforcement or attempted enforcement of the Loan Documents, to the extent that Borrower or any other party is required by Section 12.2 to pay that cost or expense but fails to do so upon demand. Nothing in this Section 13.10 shall entitle Agent or any indemnitee referred to above to recover any amount from Lenders if and to the extent that such amount has theretofore been recovered from Borrower. To the extent that Agent or any indemnitee referred to above is later reimbursed such amount by Borrower, it shall return the amounts paid to it by Lenders in respect of such amount.

13.12                 No Obligations of Borrower. Nothing contained in this Section 13 shall be deemed to impose upon Borrower any obligation in respect of the due and punctual performance by Agent of its obligations to Lenders under any provision of this Agreement, and Borrower shall have no liability to Agent or any of Lenders in respect of any failure by Agent or any Lender to perform any of its obligations to Agent or Lenders under this Agreement.

14.                               COMMITMENT COSTS AND RELATED MATTERS.

14.1                        Changed Circumstances.

14.1.1              Circumstances Affecting LIBOR Availability.  In connection with any request for a LIBOR Loan or a conversion to or continuation thereof, if for any reason (a) Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and LIBOR Loan Period of such Loan, (b) Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the LIBOR Basis for such LIBOR Loan Period with respect to a proposed LIBOR Loan or (c) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Basis does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such LIBOR Loan Period, then Agent shall promptly give notice thereof to Borrower.  Thereafter, until Agent notifies Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Loans and the right of Borrower to convert any Loan to or continue any Loan as a LIBOR Loan shall be suspended, and Borrower shall either (i) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Loan together with accrued interest thereon, on the last day of the then current LIBOR Loan Period applicable to such LIBOR Loan; or (ii) convert the then outstanding principal amount of each such LIBOR Loan to a Base Rate Loan as of the last day of such LIBOR Loan Period.

14.1.2              Laws Affecting LIBOR Basis Availability.  If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective lending offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective lending offices) to honor its obligations hereunder to make or maintain any LIBOR Loan, such Lender shall promptly give notice thereof to Agent and Agent shall promptly give notice to Borrower and the other Lenders.  Thereafter, until Agent notifies Borrower that such circumstances no longer exist, (a) the obligations of the Lenders to make LIBOR Loans, and the right of Borrower to convert any Loan to a LIBOR Loan or continue any Loan as a LIBOR Loan shall be suspended and thereafter Borrower may select only Base Rate Loans and (b) if any of the Lenders may not lawfully continue to maintain a LIBOR Loan to the end of the then current LIBOR Loan Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan for the remainder of such LIBOR Loan Period.

14.2                        Indemnity.  Borrower hereby indemnifies each of the Lenders against any loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a LIBOR Loan or from fees payable to terminate the deposits from which such funds were obtained) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Loan, (b) due to any failure of Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Request for Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Loan on a date other than the last day of the LIBOR Loan Period therefor.  The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Pro Rata Share of the LIBOR Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical.  A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to Borrower through Agent and shall be conclusively presumed to be correct save for manifest error.

14.3                        Increased Costs.

14.3.1              Increased Costs Generally.  If any Change in Law shall:

(a)                                 impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Basis) or Fronting Bank;

(b)                                 subject any Recipient to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (iii) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c)                                  impose on any Lender or Fronting Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, Fronting Bank or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, Fronting Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Fronting Bank or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, Fronting Bank or other Recipient, Borrower shall promptly pay to any such Lender, Fronting Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Fronting Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

14.3.2              Capital Requirements.  If any Lender or Fronting Bank determines that any Change in Law affecting such Lender or Fronting Bank or any lending office of such Lender or such Lender’s or Fronting Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Fronting Bank’s capital or on the capital of such Lender’s or Fronting Bank’s holding company, if any, as a consequence of this Agreement, the Revolving Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by Fronting Bank, to a level below that which such Lender or Fronting Bank or such Lender’s or Fronting Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Fronting Bank’s policies and the policies of such Lender’s or Fronting Bank’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or Fronting Bank Borrower shall promptly pay to such Lender or Fronting Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Fronting Bank or such Lender’s or Fronting Bank’s holding company for any such reduction suffered.

14.3.3              Certificates for Reimbursement.  A certificate of a Lender, or Fronting Bank or such other Recipient setting forth the amount or amounts necessary to compensate such Lender Fronting Bank, such other Recipient or any of their respective holding companies, as the case may be, as specified in Section 14.3.1 or 14.3.2 and delivered to Borrower, shall be conclusive absent manifest error.  Borrower shall pay such Lender or Fronting Bank or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

14.3.4              Delay in Requests.  Failure or delay on the part of any Lender or Fronting Bank or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Fronting Bank’s or such other Recipient’s right to demand such compensation; provided that Borrower shall not be required to compensate any Lender or Fronting Bank or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or Fronting Bank or such other Recipient, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Fronting Bank’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

14.4                        Taxes.

14.4.1              Defined Terms.  For purposes of this Section 14.4, the term “Lender” includes Fronting Bank and the term “Applicable Law” includes FATCA.

14.4.2              Payments Free of Taxes.  Any and all payments by or on account of any obligation of Borrower or any Guarantor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower or the applicable Guarantor shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

14.4.3              Payment of Other Taxes by Borrower.  Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.

14.4.4              Indemnification by Borrower.  Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Recipient (with a copy to Agent), or by Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

14.4.5              Indemnification by the Lenders.  Each Lender shall severally indemnify Agent, within ten (10) days after demand therefor, for (a) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), and (b) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 14.4.5.

14.4.6              Evidence of Payments.  As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 14.4, Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

14.4.7              Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 14.4 (including by the payment of additional amounts pursuant to this Section 14.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 14.4.7 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 14.4.7, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 14.4.7) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

14.4.8              Survival.  Each party’s obligations under this Section 14.4 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

14.5                        Federal Reserve System/Wire Transfers. The obligation of any Lender to make any loan by wire transfer to Borrower or any other Person shall be subject to all Applicable Law, including the policy of the Board of Governors of the Federal Reserve System on Reduction of Payments System Risk as in effect from time to time. Borrower acknowledges that such laws, regulations and policy may delay the transmission of any funds to Borrower.

14.6                        Assignment of Commitments Under Certain Circumstances; Duty to Mitigate.

14.6.1              If any Lender requests compensation under Section 14.3, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 14.4, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 14.3 or 14.4, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

14.6.2              In the event (a) any Lender (i) requests compensation pursuant to Section 14.3 or (ii) requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 14.4 and, in each case of the foregoing subsections (i) and (ii), such Lender has declined or is unable to designate a different lending office in accordance with Section 14.6.1, (b) any Lender delivers a notice described in Section 14.1, 14.3 or 14.4, (c) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by any Borrower and which consent is required under this Agreement for such amendment, waiver or other modification, or (d) any Lender is a Defaulting Lender, Borrower may, at its sole expense and effort (including with respect to the assignment fee referred to in Section 12.8.4), upon notice to such Lender and Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 12.8.2), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such assigned obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) Borrower shall have received the prior written consent of Agent, which consent shall not unreasonably be withheld or delayed, and (z) Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender, respectively, affected by such assignment plus all fees and other amounts accrued for the account of such Lender to the extent provided hereunder (and, with respect to replacement of a Defaulting Lender, any additional amounts required to be paid under Section 12.8.6; provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation or notice, as referred to above in (a) and (b) of this Section 14.6, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 14.1, 14.3 or 14.4, or cease to result in amounts being payable under Section 14.1 or 14.2, as the case may be, or if such Lender shall waive its right to claim or notice under Section 14.1, 14.3 or 14.4, as applicable in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Commitment Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this paragraph. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

DTS, INC.,
a Delaware corporation

By:	/s/ Melvin Flanigan
Name:	Melvin Flanigan
Title:	Chief Financial Officer

Signature Page to

Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent, Swingline Lender, Fronting Bank and Lender

By:	/s/ Greg Cohn
Name:	Greg Cohn
Title:	Senior Vice President

Signature Page to

Credit Agreement

Exhibit A

Form of Commitment Assignment and Acceptance

[TO BE APPENDED]

A-1

Exhibit B

Form of Compliance Certificate

[TO BE APPENDED]

B-1

Exhibit C

Form of Notice of Borrowing

[TO BE APPENDED]

C-1

Exhibit D

Form of Request for Conversion/Continuation

[TO BE APPENDED]

D-1

Schedule 1.1

Schedule of Documents

COLLATERAL DOCUMENTS

1.              Security Agreement

2.              Original stock certificate of Phorus, Inc. and original undated stock power required to be delivered to Agent under Section 4.1(a) of the Security Agreement

3.              Collateral Assignment

4.              UCC-1 Financing Statements on Borrower and Guarantors

5.              Pledge Agreement (BVI Sub)

6.              Original share certificates and original undated stock powers executed in blank with respect to 65% of the voting equity interest and 100% of the non-voting equity interest of BVI Sub

LOAN DOCUMENTS

7.              Credit Agreement

8.              Term Note

9.              Revolving Note

10.       Swingline Note

11.       Guaranty

12.       Fee Letter

13.       Closing Certificate

14.       Secretary’s Certificates and Resolutions for Borrower and Guarantors

15.       Opinion of Borrower’s and Guarantors’ Counsel

Schedule 1.1 - 1

Schedule 2.1

Commitments; Lenders; Pro Rata Shares

Term Commitment	Revolving Commitment	Lender	Pro Rata Share of Term Commitment	Pro Rata Share of Revolving Commitment
$25,000,000	$25,000,000	Wells Fargo Bank, National Association	100%	100%

Schedule 2.1 - 1

Schedule 5.2

Locations of Offices, Collateral and Books and Records

Schedule 5.2 - 1

Schedule 5.5

Subsidiaries

Schedule 5.5 - 1

Schedule 5.9

Intellectual Property

Schedule 5.9 - 1

Schedule 5.10

Litigation

Schedule 5.10 - 1

Schedule 5.17

Hazardous Materials

Schedule 5.17 - 1

Schedule 5.19

Insurance

Schedule 5.19 - 1

Schedule 6.16

Post-Closing

1.              Within three (3) Business Days of the Closing Date, executed Deposit Account Control Agreement by and between Borrower, Agent and Comerica Bank, in form and substance reasonably satisfactory to Agent.

2.              Within three (3) Business Days of the Closing Date, executed Termination Letter terminating the Deposit Account Control Agreement by and between Borrower, Comerica Bank and Union Bank, N.A., as administrative agent, regarding deposit account 1891677054, in form and substance reasonably satisfactory to Agent.

3.              Within five (5) Business Days of the Closing Date, delivery of loss payable endorsement to property insurance certificate, in form and substance reasonably satisfactory to Agent.

Schedule 6.16 - 1

Schedule 7.7

Existing Liens

Schedule 7.7 - 1

Schedule 7.8

Existing Indebtedness

Schedule 7.8 - 1

Schedule 7.10

Existing Investments

Schedule 7.10 - 1